Exhibit 3.2
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
VOC BRAZOS ENERGY PARTNERS, L.P.
Dated as of September 21, 2009

VOC BRAZOS ENERGY PARTNERS, L.P.
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
          THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT is entered into by and among the Partners of VOC Brazos Energy Partners, L.P., a Texas limited partnership (the “Partnership”). The Partners hereby agree that the terms governing this Partnership will be as follows:
ARTICLE I
Definitions
     Section 1.01. Definitions. Attached as Appendix I are definitions for the terms contained in this Agreement; additional definitions are contained in the text.
     Section 1.02. References and Construction.
     A. Unless otherwise indicated, any reference herein to a “Section,” “Article,” “Paragraph,” “Exhibit,” “Schedule,” or to a subpart of any of them, will be to the applicable section, article, paragraph, exhibit, or schedule of or to this Agreement or subpart thereof.
     B. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
     C. The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
     D. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument, or document also refer to and include all renewals, extension, modifications, amendments, or restatements of such agreement, instrument, or document, provided, that nothing contained in this subsection will be construed to authorize such renewal, extension, modification, amendment, or restatement.
     E. References in this Agreement to specific Sections of the Code or to specific Regulations will also refer to any amended or successor Code Sections or Regulations. A reference to a Code Section includes the final and temporary, but not proposed, Regulations issued thereunder.

ARTICLE II
Organizational Matters
     Section 2.01. Amendment. The Partnership was formed on May 21, 2003. The Partners adopted an Agreement of Limited Partnership as of such date, which Agreement of Limited Partnership was amended as of June 27, 2008, pursuant to that certain Master Transaction Agreement (“First Amendment”) (the Agreement of Limited Partnership dated May 21, 2003, and First Amendment thereto are hereafter together referred to as the “Original Agreement”). The Original Agreement is hereby superseded in its entirety, and the terms of this Agreement will govern the Partnership and the Partners. The rights and obligations of the Partners and the affairs of the Partnership will be governed first by the Mandatory Provisions of the Act, second by the Partnership’s Certificate, third by this Agreement, and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict will be resolved in the order of priority set forth in the preceding sentence. In the event the Act is subsequently amended or interpreted in such a way to validate any provision of this Agreement that was formerly invalid, such provision will be considered to be valid from the effective date of such interpretation or amendment.
     Section 2.02. Name. The name of the Partnership will be the name set forth in the Certificate of Limited Partnership. The Partnership may operate under that name or any variation thereof, or, to the extent permitted by applicable law, any other name or names; provided, however, that the Partnership will not utilize any name which would result in the liability of any Partner under the Act or any other statute.
     Section 2.03. Registered Office; Principal Office. The initial registered agent and registered office of the Partnership will be that Person and location reflected in the Certificate of Limited Partnership. The principal office of the Partnership will be at such address or such other place as the General Partner may designate from time to time. The Partnership may also maintain offices at such other place or places as the General Partner deems advisable.
     Section 2.04. Term. The Partnership will dissolve in accordance with the Act and the provisions set forth in this Agreement.

ARTICLE III
Purpose and Nature of Business
     Section 3.01. Purpose and Nature of Business of the Partnership. Subject to the other provisions of this Agreement, the business of the Partnership will be: (A) to hold, maintain, renew, acquire, explore, drill, develop and operate oil and gas properties, Leases and wells; (B) to produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and related hydrocarbons and minerals; (C) to farm-out, sell, abandon and otherwise dispose of Partnership assets; (D) to enter into swaps, options, future contracts and other transactions to hedge or to otherwise minimize the risk associated with the fluctuation of prices to be received by the Partnership from the sale of oil, gas and related hydrocarbons and minerals; and (E) to take all such other actions incidental to any of the foregoing as the General Partner may determine to be necessary or appropriate.
ARTICLE IV
Capital Contributions
     Section 4.01. Units.
     A. There are 2 General Partner Units and 98 Limited Partner Units Outstanding. The name of the Partners and number of Units Outstanding after said transactions are set forth on Exhibit A, as may be amended from time to time. Any reference in this Agreement to Exhibit A will be deemed to be a reference to Exhibit A as it may be amended by the General Partner to reflect the terms of this Agreement. Each General Partner Unit will be entitled to one vote per Unit; Limited Partner Units will be nonvoting except with respect to specific limited matters set forth in this Agreement.
     B. Notwithstanding anything to the contrary herein, no Person will be entitled to vote with respect to any Units unless such Person is a Partner, a proxy, or an authorized representative of a Partner that is not a natural Person.
     Section 4.02. Request for Certain Additional Contributions of Partners.
     A. Subject to this Section 4.02, Section 6.04(K), the General Partner may request additional Contributions from the Partners to be used exclusively for the payment of its allocated share (1) Capital Costs (2) Acquisition Costs, and (3) cost overruns associated with any project or operation with respect to which the Partners have previously agreed to make Contributions hereunder. Each of the categories of expenditures described in clauses (1), (2) and (3) of this Section 4.02(A) may include such contingent amounts as the General Partner in good faith shall determine to be appropriate under the circumstances. Nothing herein requires the General Partner to request Contributions to fund Acquisition Costs, it being expressly understood and agreed Partners have no right of first offer, first look or preemptive rights with respect to the acquisition, participation, ownership or operation of new Leases or increased interests in existing Leases except as set forth in Section 6.13.
     B. Requests for additional Capital Contributions pursuant to this Section 4.02 shall be made by the General Partner and agreed to by the Partners separately with respect to each operation or acquisition included in any given category of expenditures as specified in Subsection 4.02(A) above.
     C. Notice of any request for additional Contributions made by the General Partner will be in writing and sent to the Partners. Each request for a Contribution of Capital Costs shall cover all of the Capital Costs intended to be incurred during the next three months (and with respect to any Partnership well or Enhanced Recovery Operation or facility, the costs estimated to be incurred in connection with such well or operation or facility). With respect to Acquisition Costs, each request shall contain such information as is reasonably requested of the Partners. With respect to the category of costs described in clause (3) of Subsection A, each request shall cover the reasonably anticipated overruns associated with the subject operation or project.
     D. Each such request for Contributions will set forth (1) the date by which the Partner must elect in writing to make the requested additional Contributions, which date shall not be less than 30 days from the date the General Partner mails or sends such request, unless a shorter period is provided to the General Partner under any applicable “authority for expenditure” submitted by an operator other than the General Partner or an Affiliate, in which event such shorter period shall also be applicable to the election period of the Partner (provided that in no event shall such shorter period be less than 15 days), (2) the purpose or purposes for which the proceeds of the requested additional Contributions are to be used, (3) a copy of the applicable “authority for expenditure” submitted in connection with the well or operation, (4) to the extent practicable, a summary of the pertinent geological data relating to each well or operation with respect to which the proceeds that are requested are to be expended, and (5) with respect to any well or operation with respect to which the proceeds requested are to be expended, a statement as to whether or not the General Partner recommends the Partnership participate therein.
     Section 4.03. Refusal or Failure to Make Certain Additional Contributions. If one or more Partners declines or fails to timely make any additional Contributions requested by the General Partner pursuant to Section 4.02(A), the General Partner may elect to take any or all of the action specified in paragraphs (A) through (G) below with respect to each Lease, Partnership well, operation or project to which the request pertains, if appropriate:
     A. With respect to the acquisition of Leases pursuant to Section 6.13, the General Partner, one or more other Limited Partner(s), or their Affiliates may purchase or retain for its or their own account outside the Partnership the Leases not acquired by the Partnership. Neither the Partnership nor the non-contributing Partners will have any rights by virtue of this Agreement or the relationship contemplated herein to acquire, participate, own or operate any interest in any Lease not acquired by the Partnership pursuant to this Section 4.03(A) or which has not been offered to the Partnership in accordance with Section 6.13..
     B. The General Partner may cause the Partnership (to the extent it can do so under any applicable operating agreement) to abandon the operation or project, in which event all costs (if any) thereafter incurred in abandoning the operation or project shall be borne by the Partnership.
     C. Subject to Section 6.04(C), the General Partner may cause the Partnership to sell, farm-out or otherwise dispose of the well or Lease (or the applicable part thereof) to which such operation or project pertains to any person; provided, however, that no such sale, farmout or other disposition may be made to the General Partner or any Affiliate thereof without the prior written consent of a Majority of the Partners.
     D. In the event a well or Lease to which such proposed operation or project pertains is subject to an operating agreement, the General Partner may cause the Partnership to elect not to participate in a proposed operation and to assume the status of a “non-consenting party” under such operating agreement; provided, however, that neither the General Partner nor any of its Affiliates shall be permitted to pay or shall pay the Partnership’s non-consenting share of costs or expenses or any part thereof with respect to such operation or project under such operating agreement.
     E. Subject to the provisions of Section 6.04, the General Partner may authorize and direct the proper officers of the Partnership to borrow all or part of such additional funds on behalf of the Partnership, with interest payable at then-prevailing rates, from one or more of the Partners, Affiliates of Partners, and/or Partners, Affiliates of Partners, or Affiliates of the General Partner, and/or from commercial banks, savings and loan associations or other commercial lending institutions.
     F. The General Partner may, but is not required to, offer the non-contributing Partner’s opportunity to make such Contribution (1), to the other Partners, and/or (2) to Persons (whether or not Affiliates of the General Partner or other Partners) as a contribution in exchange for admission to the Partnership as a new Limited Partner. Upon receipt of such an offer each Partner will have the right to make up the non-contributing Partner’s Contribution deficit amount pro rata in accordance with each Partner’s proportionate share of Outstanding Units, excluding for this purpose, the non-contributing Partner’s Units.
     1. If the other Partners or new Partners, or any one of them, make Contributions pursuant to the foregoing in full satisfaction of the non-contributing Partner’s Contribution deficit, the Partnership and such Partner(s) and Person(s) will treat the Contribution as additional capital of the Partnership, and the Units of all Partners (including the non-contributing Partner(s)) will be adjusted, up or down as the case may be, based upon their pro rata share of the Net Value of the Partnership immediately before the requested Contributions as a percentage of the Net Value of the Partnership immediately after the requested Contributions. For purposes hereof,

“Net Value of the Partnership” means (a) the net equity value of the Partnership as is agreed by all affected Partners and Persons, (b) if there is no such unanimous agreement after good faith attempts to compromise, then the net equity value of the Partnership determined on the basis of valuing all Leases at their last annual engineering valuation and valuing all other Property at its net book value as reflected on the books and records of the Partnership as of the last date additional Contributions were made.
     2. If the other Partners or new Partners do not, in the aggregate, make Contributions which fully satisfy the non-contributing Partner’s Contribution deficit, the General Partner may revoke the offer for other Partners and Persons to make such Contributions or acquire new Partnership Interests and, in lieu thereof, exercise any of the other elections set forth in this Section 4.03(A) through (E).
     3. Notwithstanding the foregoing, no Partner will be required under any circumstances to make additional Contributions to the Partnership, and the failure of a Partner to make an additional Contribution which is made by another Partner or Person pursuant to this Section will result only in the dilution of the non-contributing Partner’s Units.
     G. The General Partner may take such other actions as may be mutually agreed upon by the Partners.
     Section 4.04. Additional Funds. In the event the General Partner determines at any time (or from time to time) that additional funds are required by the Partnership for or in respect of its business or to pay any of its obligations, expenses, costs, liabilities or expenditures (including without limitation any operating deficits), other than costs and expenditures set forth in Section 4.02(A)(1), (2) or (3), then the General Partner may in its discretion do one or more of the following: (A) call a special meeting of the Partners for the purpose of recommending to the Partners that all Partners make additional Contributions to the capital of the Partnership as they will agree; provided, however, that notwithstanding anything in this Agreement to the contrary, no Partner will be obligated to make any additional Contribution to the capital of the Partnership, (B) subject to the provisions of Section 6.04, authorize and direct the proper officers of the Partnership to borrow all or part of such additional funds on behalf of the Partnership, with interest payable at then-prevailing rates, from one or more of the Partners, Affiliates of Partners, and/or Partners, Affiliates of Partners, or Affiliates of the General Partner, and/or from commercial banks, savings and loan associations or other commercial lending institutions; or (C) subject to the provisions of Section 11.02 and approval by a Majority of the Partners, authorize and direct the proper officers of the Partnership to sell additional Units.
     Section 4.05. Interest. No interest will be paid by the Partnership on Capital Contributions, on balances in a Partner’s Capital Account or on any other funds distributed or distributable under this Agreement.

     Section 4.06. Loans. Loans by a Partner to the Partnership will not be considered Contributions.
     Section 4.07. Securities Law Representations and Warranties of Partners. Each Partner hereby represents and warrants to the Partnership and acknowledges that: (A) such Partner has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto; (B) such Partner has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the Partnership and has had answered to its satisfaction any and all questions regarding such information; (C) such Partner is able to bear the economic and financial risk of an investment in the Partnership for an indefinite period of time; (D) such Partner is acquiring Units in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (E) the Units in the Partnership have not been registered under the securities laws of any jurisdiction, and can be disposed of only in accordance with applicable securities laws and the provisions of this Agreement; (F) the execution, delivery and performance of this Agreement have been duly authorized by such Partner and do not require such Partner to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Partner or other governing documents or any agreement or instrument to which such Partner is a party or by which such Partner is bound, (G) the determination of such Partner to acquire Units in the Partnership has been made by such Partner independent of any other Partner and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Partnership and its subsidiaries which may have been made or given by any other Partner or by any agent or employee of any other Partner and (viii) this Agreement is valid, binding and enforceable against such Partner in accordance with its terms.
ARTICLE V
Allocations and Distributions
     Section 5.01. Allocations. Subject to Appendix II, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit will be apportioned among Partners pro rata in proportion to Units, without regard to Class.
     Section 5.02. Cash Available for Distribution.
     A. All Distributions of Property will be treated as a Distribution of Money in the amount of the fair market value of such Property; provided, however, that no Partner will be required to accept a Distribution of more than their pro rata share of an interest in any particular Property other than Money.
     B. Cash Available for Distribution will be distributed in the following priority and order:

     (1) Provided that such Distribution would not be prohibited or create a default or event of default under the Act or any agreement with an unrelated third party to which the Partnership is subject (including, but not limited to, agreements governing the terms of indebtedness for borrowed money from institutional lenders), then, to the extent of Cash Available for Distribution the Partnership will distribute, on or about the 10th day of the month immediately preceding the due date for a payment of estimated income tax by an individual, to the holders of Units, an amount of cash which the General Partner reasonably estimates equals the product of (a) the maximum marginal combined federal, state, and local income tax rates applicable to a single individual residing in Kansas, and (b) the net taxable income of the Partnership (to the extent an estimated income tax payment is or would be due by a Partner, directly or indirectly for the applicable Distribution period). In making this determination the General Partner will be entitled to rely upon the books and records of the Partnership, IRS Form 1065 and Schedule K-1’s, and such other information and advice as is reasonably available at the time of the Distribution. Distributions under this Section 5.02(B)(1) will be made pro rata to Partners holding Units in accordance with outstanding Units without regard to Class and will be made without regard to whether the Partner is an individual or other Person. Each distribution pursuant to this Section will be made to the Persons shown on the Partnership’s books and records as Partners holding Units as of the date of such distribution and will be treated as an advance to such Persons of the amounts to which they are otherwise entitled under Section 5.02(B)(2);
     (2) Thereafter, Cash Available for Distribution will be Distributed to holders of Units, pro rata, in proportion to the number of Units Outstanding without regard to Class.
     C. The Partners understand, agree and anticipate that the General Partner may elect to apply cash towards the accelerated service (including full or partial prepayment of principal) of any Partnership indebtedness, whether to, or guaranteed by, the General Partner, General Partner’s Affiliates, Limited Partners, and/or Limited Partner Affiliates, or otherwise, in lieu of Distributing Cash Available for Distribution to Partners.
     Section 5.03. Authority to Make Curative Allocations. The Partners have entered into this Agreement with the intent and understanding that their economic interest in the Partnership has been negotiated and agreed upon without regard to income taxes except to the extent required by the Code or Regulations. Accordingly, to the extent the General Partner, upon consultation with the Partnership’s accountants, determines that allocations of Net Profit, Net Loss and other items of income, gain, loss, deduction and credit over the term of the Partnership are not likely to produce either zero Capital Account balances or Capital Account balances bearing the same ratio to each other as described in Section 5.02 upon a hypothetical liquidation of the Partnership, then (subject to Code Sections 704(b) and (c)), the General Partner will have the authority each year to make special allocations of Net Profit, Net Loss and other items of income, gain, loss, deduction and credit as deemed necessary or advisable by the General Partner to achieve such balances or ratios. In determining amounts distributable to Partners upon such a hypothetical liquidation, it will be presumed that all of the Partnership’s assets would be sold at their respective values reflected on the books of account of the Partnership, determined in accordance with Code Section 704(b) and Regulations thereunder, without further adjustment, payments to any holder of Partnership Nonrecourse Liabilities would be limited to the value (as so determined) of assets securing repayment of such debt, a Partner’s Capital Account balance would be increased by any amount which such Partner is deemed to be obligated to restore pursuant to Regulation 1.704-2(g)(1) and 1.704-2(i)(5), and the proceeds of such hypothetical sale would be applied and distributed in accordance with 5.02(B)(2).
ARTICLE VI
Management and Operation of Business
     Section 6.01. General Partner. The business and affairs of the Partnership will be managed under the direction of the General Partner. Subject to the limitations contained in this Agreement, the General Partner will have complete and exclusive discretion in the management and control of the daily operations and ordinary business of the Partnership, and will possess all powers necessary, convenient, or appropriate to carry out the ordinary purposes and business of the Partnership. If the General Partner is an Organization or other legal entity, it will designate one or more representatives to act on its behalf in managing the business and affairs of the Partnership. If more than one such representative is designated by the General Partner, each will have full authority to act on behalf of the General Partner, and each such representative will serve at the pleasure of the General Partner.
     Section 6.02. Term of General Partner. The General Partner will not have any contractual right to manage the Partnership. The General Partner’s right to participate in the management of the Partnership as a General Partner will automatically terminate upon the earliest of:
     A. The Termination, Death, Incapacity or Bankruptcy with respect to the General Partner; or
     B. The conviction, written admission, plea of nolo contendre or court determination that General Partner (or, if an Organization, its representative) has been reckless, grossly negligent, embezzled Partnership funds or committed one or more wanton, willful, fraudulent or felonious acts with respect to the Partnership’s affairs or assets;
     C. The resignation of the General Partner upon 30 days Notice to the Partners; or
     D. The removal of the General Partner upon the vote of a Majority of the Partners (including, for this purpose, voting Units held by the General Partner, whether or not proposed to be removed for cause or not for cause).
Successor General Partners will be elected upon the affirmative vote of a Majority of the Partners.

     Section 6.03. Officers
     A. The General Partner may, from time to time, employ and retain such Persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the General Partner), including employees, agents and other Persons (any of whom may be a Partner) who may be designated as officers of the Partnership, with titles including but not limited to “chairman,” “vice-chairman,” “chief executive officer,” “president,” “chief operating officer,” “vice president,” “treasurer,” “secretary,” “general manager,” “director,” “chief financial officer,” and “controller”, as and to the extent authorized by the General Partner. Any number of offices may be held by the same person. In his/her/its discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. Officers need not be Partners or residents of the State of Kansas or Texas. Any officers so designated will have such authority and perform such duties as the General Partner may, from time to time, delegate to them. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed as hereinafter provided. The salaries or other compensation, if any, of the officers and the employees of the Partnership will be fixed from time to time by the General Partner; provided, however, employees of the General Partner (or of its manager) who are officers of the Partnership will not be paid salaries or other compensation by the Partnership.
     B. Any officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Partnership. The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause at any time by the General Partner or upon vote of a Majority of the Partners. Designation of an officer will not of itself create any contractual or employment rights.
     Section 6.04. Limitation of Powers. Notwithstanding anything herein to the contrary, the General Partner and officers will not take any of the following actions for, in the name or on behalf of the Partnership unless such action has been approved or authorized by a Majority of the Partners:
     A. To borrow any money in the name or on behalf of the Partnership, or otherwise draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness, except that the General Partner may borrow money in the name and on behalf of the Partnership in such amounts as the General Partner shall reasonably determine are necessary to preserve and protect Partnership property upon the occurrence of an accident (e.g., a blowout), catastrophe or similar event or to comply with all applicable environmental laws, ordinances, rules and regulations;

     B. To mortgage, pledge, assign in trust or otherwise encumber any Partnership property, or to assign any monies owing or to be owing to the Partnership, except to secure the payment of any borrowing permitted in Section 4.03(E), 4.04, or 6.04(A), and except for customary liens contained in or arising under any operating agreements, construction contracts and similar agreements executed by or binding on the Partnership with respect to amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the General Partner in good faith) or except for statutory liens for amounts not yet due or not yet delinquent (of, if delinquent, that are being contested by the General Partner in good faith), provided that in no event shall the General Partner mortgage, pledge, assign in trust or otherwise encumber the Partnership’s right to receive Capital Contributions from Partners;
     C. To sell, assign, farm-out, abandon or otherwise dispose of any Partnership Lease except (1) where the Lease disposed of consists solely of horizons or depths which do not have attributable to them any proven reserves, (2) with respect to any given calendar year, for sales or other dispositions by the Partnership during such year up to (but not to exceed) an aggregate (non-cumulative) amount equal to $500,000 in proceeds received by the Partnership, or (3) for such Leases or interests therein as the General Partner shall reasonably determine to be necessary to raise funds to pay Partnership liabilities and expenses upon the occurrence of an accident, catastrophe or similar event (and, in connection therewith, to restore, preserve and protect Partnership property) or to comply with all applicable environmental laws, ordinances, rules and regulations;
     D. To guarantee in the name or on behalf of the Partnership the payment of money or the performance of any contract or other obligation of any person except for responsibilities customarily assumed under operating agreements considered standard in the industry;
     E. To make any advance payments of compensation or other consideration to the General Partner or any of its Affiliates;
     F. To bind or obligate the Partnership with respect to any matter outside the scope of the Partnership business;
     G. To merge or consolidate the Partnership with any Partnership or other person or entity, convert the Partnership to a corporation or partnership or other entity or agree to an exchange of interests with any other person;
     H. To use the Partnership name, credit or property for other than Partnership purposes;
     I. To loan any Partnership funds to the General Partner or any of its Affiliates;

     J. To enter into hedging transactions and to amend or terminate any agreements or other document evidencing a hedging transaction or waive any rights of the Partnership thereunder, except that the General Partner has the authority to enter into hedge arrangements as may be required by Partnership credit agreements for the account of the Partnership;
     K. To make or approve any well expenditure (other than reworking expenditures defined as Capital Costs) or acquire any Lease (including acquisitions of increased interest in existing Leases) if, but only if, the pro rata share of said well expenditure or acquisition cost that would be born by any indirect owner of a Limited Partner would exceed $1 million (in which event the consent of the Limited Partner will first be obtained).
     L. To compromise or settle any lawsuit, administrative matter or other dispute where the amount the Partnership may recover or might be obligated to pay, as applicable, is in excess of $100,000; or
     M. Except as expressly provided herein, to take any action with respect to the assets or property of the Partnership which benefits the General Partner or any of its Affiliates to the detriment of the Partners or the Partnership, including, among other things, utilization of funds of the Partnership as compensating balances for its own benefit.
     The dollar amounts set forth in the clauses above may be modified from time to time in writing by a Majority of the Partners. Any unauthorized action taken by the General Partner or officers may be subsequently ratified by a Majority of the Partners. Notwithstanding anything herein to the contrary, the General Partner and officers of the Partnership will not be liable to the Partnership or its Partners for any inadvertent unauthorized action which is not subsequently ratified by a Majority of the Partners, as the case may be, if (i) such inadvertent action was undertaken in good faith and in a manner the General Partner or such officer reasonably believed to be in, or not opposed to, the interests of the Partnership and (ii) did not constitute fraud, gross negligence, or willful or wanton misconduct.
     Section 6.05. Time Devoted to Business. The General Partner will devote such time to the Partnership as will be reasonably required, in its respective judgment, to discharge its obligations as General Partner of the Partnership.
     Section 6.06. Documents. The General Partner will cause to be filed all documents as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation or qualification and operation of the Partnership as a limited partnership in the State of Texas and any other jurisdiction determined by the General Partner to be necessary or advisable.
     Section 6.07. Outside Activities. The General Partner, each Partner, and the officers of the Partnership (and their Affiliates) may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership, for their own accounts and for the account of others, and (except as provided in Section 6.09) no provision of this Agreement will be deemed to prohibit the General Partner, any Partner, any officer, or their Affiliates from conducting such businesses and activities. Neither the Partnership nor the other Partners will have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of the General Partner, any Partner, any officer, or their Affiliates.
     Section 6.08. Authorization of Contracts with Affiliates. The Partnership may enter into various contracts with Affiliates of one or more of the Partners and/or the General Partner only if either (A) the transaction is on the same terms and conditions as similar transactions in the market with non-Affiliates, or (B) a Majority of the Partners, knowing the material facts of the transaction and the Partner or General Partner’s interest, authorize, approve, or ratify the transaction.
     Section 6.09. Confidential Information. Without limiting the applicability of any other agreement to which any Partner may be subject, Partners will not, directly or indirectly disclose, either during his, her or its association or employment with the Partnership or thereafter, any Confidential Information of which such Partner is or becomes aware. A Partner in possession of Confidential Information will take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the above, Partners may disclose Confidential Information to the extent (A) the disclosure is necessary for the Partner and/or the Partnership’s agents, representatives, and advisors to fulfill its duties to the Partnership pursuant to this Agreement and/or other written agreements, (B) the disclosure is required by law or a court order, (C) to the extent necessary to enforce rights hereunder and (D) the disclosure is of a general nature regarding general financial information, return on investment and similar information, including without limitation, in connection with communications to direct and indirect beneficial owners of Units and controlling Persons and general marketing efforts.
     Section 6.10. Partnership Funds. The funds of the Partnership will be deposited in an account or accounts designated by the General Partner and will not be commingled with any other funds. All withdrawals from or charges against these accounts will be approved by the General Partner or officers. Partnership funds may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.
     Section 6.11. Indemnification.
     A. The Partnership, to the fullest extent permitted by law, will indemnify and hold harmless the General Partner, each Limited Partner, each Partner’s Affiliates, and all officers, directors, trustees, partners, Partners, principals, employees, and agents of the General Partner, Limited Partners, and their Affiliates (individually, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, or Proceedings in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Partnership, including liabilities under the federal and state securities laws, regardless of whether an Indemnitee continues to be a General Partner, Limited Partner, an Affiliate, or an officer, director, trustee, partner, Partner, principal, employee, or agent of a General Partner, Limited Partner or of an Affiliate at the time any such liability or expense is paid or incurred, if (1) the Indemnitee acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the interests of the Partnership, and, with respect to any criminal Proceeding, had no reason to believe its, his, or her conduct was unlawful, and (2) the Indemnitee’s conduct did not constitute actual fraud, gross negligence, embezzlement, or willful or wanton misconduct.
     B. The indemnification provided by this Section will be in addition to any other rights to which each Indemnitee may be entitled under the Act or under any agreement as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a General Partner, Partner, an Affiliate, or as an officer, director, trustee, partner, Partner, principal, employee, or agent of the General Partner, Limited Partner, or Affiliate, and to action in another capacity, and will continue as to an Indemnitee who has ceased to serve in such capacity and will inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of such Indemnitee.
     C. The Partnership may purchase and maintain insurance on behalf of any one or more Indemnitees, and other such Persons as the General Partner will determine, against any liability which may be asserted against or expense which may be incurred by such Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     D. Any indemnification hereunder will be satisfied solely out of Partnership Property, and the General Partner and Partners will not be subject to personal liability by reason of these indemnification provisions.
     E. An Indemnitee will not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     F. The provisions of this Section are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and will not be deemed to create any rights for the benefit of any other Persons.
     G. The right to indemnification conferred in this Section will include the right to be paid or reimbursed by the Partnership the reasonable expenses (including attorney fees, disbursements and expenses) incurred by a Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding will be made only upon delivery to the Partnership of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it will ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section or otherwise.
     Section 6.12. Other Matters Concerning the General Partner and Officers.
     A. The General Partner and officers will have no fiduciary duty (including, but not limited to, any duty of loyalty or duty of care) to the Partnership or to any Limited Partner of the Partnership, except (i) a duty to act in good faith, (ii) a general obligation of fair dealing with respect to the Partnership and its property, (iii) any duty expressly set forth in this Agreement, and (iv) any duty expressly set forth in other written agreements. The General Partner expressly has no duty to offer business opportunities, e.g. interests in additional Leases (including acquisitions of increased interest in existing Leases) to the Partners or Partnership and may, subject to Section 6.08, Section 6.09 and Section 6.13, directly or indirectly, with or through Affiliates, acquire, own, participate and operate such interests and opportunities outside of the Partnership with one or more other Partners or their Affiliates.
     B. The General Partner and officers may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report notice, request, consent, order, bond, debenture, or other paper or document believed in good faith by the General Partner or officer to be genuine and to have been signed or presented by the proper party or parties.
     C. The General Partner and Partnership officers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by the General Partner or officers, and any opinion of such Person as to matters which the General Partner or officers believe in good faith to be within such Person’s professional or expert competence will be full and complete authorization in respect of any action taken or suffered or omitted by the General Partner or officers hereunder in good faith and in accordance with such opinion.
     D. Subject to the obligation of good faith and fair dealing described in Section 6.12(A), so long as J. Michael Vess or an Affiliate of J. Michael Vess is a General Partner and J. Michael Vess or an Affiliate of J. Michael Vess is also a manager, officer, director, controlling shareholder, controlling member, or controlling partner of any other company (“Related Party”) in which (1) one or more other Partners own an equity interest, (2) the Partnership and the Related Party each own a direct or indirect interest in the same wells, structures, buildings, machinery, material, equipment, Lease, royalties, overriding royalties, production payments, net profits obligations, carried working or other payments out of or with respect to production, joint operating agreements, unitization or similar agreements, or (3) the Partnership or the Related Party serves as operator of any common oil or gas interest, the Partners and the Partnership do hereby waive, to the fullest extent permitted by law, any conflict of interest or fiduciary duty J. Michael Vess or the General Partner may have with respect to the undertaking of any action or vote (or the failure to act or vote) required or requested of the him or the General Partner, or in its or J. Michael Vess’ capacity as manager, officer, director, shareholder, member, or partner of the Related Party.
     Section 6.13. Additional Acquisitions. Subject to the limitations on the authority of the General Partner described in Sections 6.04 and 6.08, the General Partner may, but is not required to, cause the Partnership to acquire interests in additional Leases (including acquisitions of increased interest in existing Leases). In connection with any acquisition of Leases by the Partnership pursuant to this Section 6.13 the General Partner, Partners or any Affiliate thereof shall not retain from or otherwise burden the interest in any Lease assigned to the Partnership with any overriding royalty, net profits interest, carried interest, reversionary interest, production payment or other burden in favor of itself, its officers, directors and employees or any other person, except in connection with an acquisition by the General Partner, Member or such Affiliate pursuant to a transaction where an unrelated third party transferring the Lease retains such an interest or burden with respect to all of the Lease acquired by the General Partner, Member or Affiliate. With respect to each Lease acquired by the Partnership pursuant to this Section 6.13, such acquisition will include all rights to all horizons under such Lease which were available for purchase and considered appropriate for acquisition by the Partnership. Under no circumstances will the General Partner, any Member or any Affiliate of either thereof acquire rights to any separate horizon within or under a Lease in which the Partnership has an interest. Notwithstanding anything in this Agreement to the contrary (including, but not limited to, Section 6.08), in the event (A) the General Partner is required by Section 6.04(K) to obtain the consent of the Limited Partners to make a well expenditure or Lease acquisition, and (B) the Limited Partner(s) do(es) not so consent to such expenditure or cost, such expenditure or acquisition may be carried out or owned in an entity related in whole or in part by common ownership to the Partnership, General Partner, or any Member, or by the Partnership.
     Section 6.14. Lease Sales.
     (A) Except as provided in this Section 6.14, in Section 6.04 and elsewhere herein, the General Partner may sell, farm-out, abandon or otherwise dispose of any Partnership Lease, on such terms as the General Partner deems reasonable and in the best interests of the Partnership and the Partners.
     (B) Neither the General Partner or any of its Affiliates nor any of their employees will acquire, directly or indirectly, any Lease (or any interest therein) from the Partnership unless a Majority of the Partners have previously approved in writing such acquisition.
     Section 6.15. Sales of Production. The General Partner has the right to cause the Partnership to sell any oil or gas produced by or for the account of the Partnership, including but not limited to crude oil, condensate, natural gas liquids and natural gas (including casinghead gas) which may be produced from or allocated to the Property or any additional Leases acquired pursuant to the terms hereof, to such purchaser and on such terms and conditions as the General Partner shall determine to be in the best interest of the Partnership; provided, however, that all such sales shall be upon terms and conditions which are the best terms and conditions available as determined in good faith by the General Partner taking into account all relevant circumstances, including but not limited to, price, quality of production, access to markets, minimum purchase guarantees, identity of purchaser, and length of commitment and, in any event, on terms no less favorable to the Partnership than the General Partner or any Affiliate thereof has recently obtained or is obtaining for arm’s length sales, exchanges or dispositions of the General Partner’s or such Affiliate’s production of similar quantity and quality in the same geographic area where the Partnership’s production is located.
     Section 6.16. Operations on Partnership Leases. The General Partner will engage Vess Oil Corporation to act as operator in connection with operations on each Partnership Lease which it is now operating as of the date of this Agreement, unless (A) another person is currently serving as operator under an agreement to which a Lease is subject or (B) any third party or third parties (not Affiliates of the General Partner) jointly owning such Lease and with a controlling interest will not otherwise agree. As to those Partnership Leases with respect to which Vess Oil Corporation is not the operator, the General Partner shall take such actions and exercise such rights and remedies which are reasonably available to it to cause the actual operator to properly develop, maintain and operate such Leases. In the event the Partnership and any third party jointly own any Lease and operations thereon are conducted pursuant to an operating agreement, (A) if a third party is designated as operator thereunder, the Partnership shall pay the costs and expenses charged to it thereunder and (B) if Vess Oil Corporation (or any other Affiliate of the General Partner) is designated as operator, such person shall receive for its account from the third party such third party’s share of all compensation and reimbursement provided to the operator thereunder; provided, however, that the charges to the Partnership by such person (regardless of whether there is an operating agreement or regardless of whether or not a third party is also a party thereto) shall not exceed those set forth in or permitted by this Agreement or the “Accounting Procedure” (as herein called) attached hereto as Exhibit B (although the operating agreement, if any, may otherwise provide), and in no event shall the terms of any such operating agreement vary or effect this Agreement or the Accounting Procedure or the duties and obligations of the General Partner or any Affiliate thereof hereunder. Vess Oil Corporation will not substitute another party or operator or assign its obligations as operator with respect to any Partnership Lease where it acts as operator, unless a Majority of the Limited Partners request in the event the General Partner is removed as such pursuant to Section 6.02 or the Partners dissolve the Partnership pursuant to Article XIII (and the General Partner agrees to use its reasonable best efforts to cause the person designated by the Majority of the Limited Partners to be the successor operator).
     Section 6.17. Costs and Expenses; Reimbursement.
     A. Subject to the other express provisions of this Agreement, all direct, third-party out of pocket costs and expenses reasonably incurred in the Partnership’s business shall be paid from Partnership funds, including without limitation costs of obtaining audits of the Partnership’s books and records (including the fees and expenses of the Partnership’s independent public accountants), the fees and expenses attributable to the preparation of the Partnership’s tax returns and reports, the fees and expenses of independent petroleum engineers, outside legal costs, general taxes and other direct, third-party out of pocket costs and expenses of the Partnership.

     B. As reimbursement for all general and administrative costs and expenses incurred by the General Partner and its Affiliates in managing and conducting the business and affairs of the Partnership and in operating the existing Properties (but not any additional Leases acquired by the Partnership, which costs and expenses will be subject to the Accounting Procedure), the General Partner shall be entitled to receive a monthly amount in an amount equal to the sum of $37,250 (the “Overhead Reimbursement Amount”), subject to the terms and conditions set forth below in this Section 6.17(B):
     (1) The Overhead Reimbursement Amount will be adjusted as of the first day of April each year following the effective date of this Agreement. The adjustment shall be computed by multiplying the rate currently in use by the Overhead Adjustment Index published by COPAS then in effect. The adjusted Overhead Reimbursement Amount shall be the Overhead Reimbursement Amount currently in use, plus or minus the computed adjustment.
     (2) The General Partner and its Affiliates will promptly remit to the Partnership any and all collected Kurten COPAS Overhead. “Kurten COPAS Overhead” means the “Overhead Charges” received by the General Partner (or Affiliate) in its capacity as operator on the Properties from third party working interest owners (excluding the Partnership) pursuant to the joint operating agreement(s) covering the “Kurten assets” of the Partnership, as amended. Other COPAS overhead charges received by the General Partner (or Affiliate) in its capacity as operator on the Properties from third party working interest owners (excluding the Partnership) may be retained by the General Partner (or Affiliate).
     (3) The obligation of the Partnership to pay the Overhead Reimbursement Amount with respect to an acquisition will not commence hereunder until the actual date on which the Properties are delivered to the Partnership (the “Transfer Date”).
     (4) The General Partner shall not be paid the Overhead Reimbursement Amount for any month (or portion thereof) if the General Partner withdraws from the Partnership, if the General Partner has been removed as provided herein or if the General Partner or an Affiliate thereof is no longer serving as operator of the Partnership’s properties.
     (5) The General Partner shall not be paid the Overhead Reimbursement Amount for any month (or portion thereof) during which the business and affairs of the Partnership are being wound up for liquidation purposes, if the General Partner is not acting as Liquidator hereunder.
     (6) With respect to (a) the first month during which the Overhead Reimbursement Amount is payable hereunder and (b) the last month during which the Overhead Reimbursement Amount is payable hereunder if the obligation to repay such amount terminates prior to the last day of such month, the Overhead Reimbursement Amount shall be prorated based on the number of days during such month in which the General Partner is entitled to be paid such amount hereunder divided by the total number of days in such month.
     (7) Except as provided in this Agreement (including the Accounting Procedure), the General Partner and its Affiliates shall not be paid any fee, compensation or reimbursement or be entitled to or charge the Partnership for or on account of their services, services of their officers, employees or consultants, fees or compensation of those geologists, geophysicists and engineers who are employed by them or otherwise retained by them, office expense, overhead or any other general or administrative costs or expense.
     Section 6.18. Insurance. The General Partner shall cause the Partnership to obtain (and maintain during the entire term of the Partnership), or General Partner shall carry for the benefit of the Partnership, insurance coverage in such amounts, with provisions for such deductible amounts and for such purposes as the General Partner and the Partners shall agree upon in writing on or about July 1 of each year. Where appropriate, the General Partner may include the Partnership or the Partners as additional insureds on any policies otherwise carried by the General Partner and the costs thereof shall be allocated to the Partnership on a basis mutually agreed upon in writing by the General Partner and the Partners from time to time. The Partners hereby agree to act in good faith and use their reasonable best efforts to agree upon the appropriate insurance coverage.
ARTICLE VII
Rights and Obligations of the Limited Partners
     Section 7.01. No Management Rights. The Limited Partners (other than a Limited Partner who is also a General Partner) shall take no part and have no vote respecting the Partnership’s management and operation.
     Section 7.02. Limitation of Liability. No Limited Partner will have any duty to the Partnership or any Partner of the Partnership except as expressly set forth herein or in other written agreements. Anything herein to the contrary notwithstanding, a Partner will not be personally liable for any debts, liabilities, or obligations of the Partnership, whether to the Partnership, to any of the other Partners, or to creditors of the Partnership. The failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Limited Partners for liabilities of the Partnership. In accordance with the Act, a Partner of a limited partnership may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no distribution to any Partner pursuant to Article V hereof will be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or Distribution of any such property to a Partner will be deemed to be a compromise within the meaning of the Act, and the Partner receiving any such money or property will not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this

Agreement, any Partner is obligated to make any such payment, such obligation will be the obligation of such Partner and not of any other Partner.
     Section 7.03. Return of Capital. Except as required by any Mandatory Provisions of the Act, a Limited Partner will not be entitled to the withdrawal or return of its Contribution, except to the extent, if any, that Distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by the Act.
     Section 7.04. Rights of Limited Partners Relating to the Partnership. In addition to other rights provided by this Agreement, a Limited Partner will have the right (subject to reasonable standards and restrictions applicable to all Partners governing what information and documents are to be furnished at what time and location) upon demand and (unless required below to be provided at Partnership expense) at such Limited Partner’s own expense:
     A. Except as a Majority of the Limited Partners may agree, to continue to receive from the General Partner such monthly, quarterly and annual reports (including, but not limited to, reports containing (1) an estimation of the oil and gas reserves, classified by appropriate categories, as of the end of the preceding fiscal year attributable to the interest of the Partnership and of the Limited Partner therein, (2) a projection of the rate of production of and net income from such reserves with respect to each such interest, (3) a calculation of the present worth of such net income discounted at a rate or rates designated from time to time by the Limited Partner, and (4) a schedule or complete description of all assumptions, estimates and projections made or used in the preparation of such report, including estimated future product prices, capital expenditures, operating expenses and taxes) as have been delivered to the Limited Partners to date, together with such reports and statements as the Limited Partners reasonably request from time to time. Engineering reports shall be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, and shall be based on such assumptions as to costs, product prices and similar have historically been made. The cost of such reporting paid to third parties shall be paid by the Partnership as a Partnership expense.
     B. Promptly after becoming available and without need for demand by a Partner, at the expense of the Partnership (which may pay a Partner or Partner Affiliate to perform such service), to be provided quarterly and annual unaudited financial statements, and a copy of the Partnership’s federal, state, and local income tax returns for each year together with such other information, assistance, schedules and information as reasonably requested to enable the Partner to reflect any items of income, gain, loss, deduction, expense or credit attributable to the Partnership on such Partner’s income tax return;
     C. To have furnished to it, upon notification to the General Partner, a current list of the name and last known business, residence, or mailing address of each Partner;
     D. To have furnished to it, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of any powers of attorney pursuant to which this Agreement, the

Certificate of Limited Partnership, or any amendments thereto which have been executed; and
     E. To inspect and copy any of the Partnership’s books and records and obtain such other information regarding the affairs of the Partnership provided such information requested is reasonably related to the Limited Partner’s interest in the Partnership as a Partner.
     Section 7.05. Certain Notices. Without limiting its obligations hereunder, the General Partner shall promptly notify the Limited Partner in writing:
     A. of the occurrence of any material adverse change in the Partnership’s operations or Properties;
     B. of the occurrence of any material adverse change in the General Partner’s financial condition taken on a consolidated basis;
     C. of any material default by the General Partner in the performance of any of its obligations hereunder;
     D. of any inspection by governmental authorities, notice of violations issued by any such entities, pending administrative or judicial proceeding, claim or any violation identified by the General Partner, to the extent any such inspection, notice, proceeding, claim or violation relate to compliance by the Partnership with federal or state environmental laws and could reasonably be expected to result in a fine, penalty, loss or damage to the Partnership of $100,000 or more;
     E. in the event the General Partner changes the location of its principal office or principal place of business; and
     F. in the event the Limited Partner becomes entitled to remove the General Partner pursuant to Section 6.02(D), immediately after the General Partner becomes aware of such event.
     Section 7.06. Restrictions of Powers. No Limited Partner is an agent of the Partnership solely by virtue of being a Partner, and no Limited Partner has authority to act on behalf of, or to bind, the Partnership, the Partners or any other Partner solely by virtue of being a Limited Partner. This Section 7.06 supersedes any authority granted to the Limited Partners pursuant to the Act except as otherwise provided herein or by the Mandatory Provisions of the Act. Any Limited Partner who takes any action or binds the Partnership in violation of this Section 7.06 will be solely responsible for any loss and expense incurred by the Partnership as a result of the unauthorized action and will indemnify and hold the Partnership harmless with respect to the loss or expense.
     Section 7.07. Disputes; Mandatory Arbitration.

     A. To the maximum extent permitted by law, the parties mutually consent to the resolution by arbitration, and not litigation, of all claims, causes of action and disputes which may arise out of or in connection with this Agreement or involve a claim for money damages in excess of $20,000. In the event of any such dispute the parties agree they will attempt to resolve such dispute by good faith negotiations prior to the institution of arbitration proceedings. If the dispute cannot be resolved by such negotiations, then any party may commence arbitration proceedings as provided below. Claims for injunctive and/or other equitable relief, together with any and all other claims, causes of action and disputes that do not involve a claim for money damages in excess of $20,000, will be exclusively resolved in good faith as provided in Section 15.14.
     B. Disputes for money damages to be resolved by arbitration will be submitted to binding arbitration to be held in Wichita, Kansas, by either one or three independent arbitrators in accordance with the Federal Arbitration Act, Title 9 of the U.S. Code, and the Commercial Arbitration Rules of the American Arbitration Association pursuant to the procedure set forth below.
     C. Any aggrieved party may demand such arbitration in writing by Notice, which demand will include the name of the arbitrator appointed by the party demanding arbitration and a statement of the matter in controversy.
     D. If there are two parties to the dispute, then unless the parties have agreed on a single arbitrator within ten days after such demand, the other party will name its arbitrator, and the two arbitrators so selected will select a third arbitrator within ten days or, in lieu of an agreement on the third arbitrator by the two arbitrators so appointed, a third arbitrator will be appointed by the American Arbitration Association. If a second arbitrator is not selected within the time provided, the first arbitrator will serve as sole arbitrator. If there are more than two parties to the dispute, then an independent single arbitrator will be appointed by the American Arbitration Association to resolve the dispute.
     E. The arbitrators will have the power to determine the procedure to be followed, whether discovery is to be allowed and to what extent, and to establish a schedule for resolving the controversy and allocating costs of arbitration among the parties as they will solely determine in their discretion, including the power to award costs and attorney fees of the prevailing party against the losing party. The arbitrators will have the power to award punitive or exemplary damages, but only when, in their sole discretion, they determine that a dispute brought or claim pursued by a party was not brought in good faith. The decision of a majority of the arbitrators will be the decision of the arbitrators. All decisions will be in writing. The decision of the arbitrators will be final and binding upon the parties and will not be appealable. The parties understand and agree that they are waiving all right to have all claims, causes of action or disputes adjudicated by a court or jury.
     F. The parties agree that the provisions of Section 7.07 will be a complete defense to any suit, action, or other Proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement, that judgment may be rendered in any court of competent jurisdiction on any award made by the arbitrators pursuant to this Agreement, and that the arbitration provisions hereof will survive the termination of this Agreement for any reason.
     Section 7.07. Power of Attorney.
     A. Grant of Power. Each Limited Partner constitutes and appoints the General Partner as the Limited Partner’s true and lawful attorney-in-fact, and in the Partner’s name, place and stead, to make, execute, sign, acknowledge, and file:
     1. All documents (including amendments to the Certificate of Limited Partnership) which the attorney-in-fact deems appropriate to reflect any written amendment, change or modification of this Agreement approved in accordance with this Agreement;
     2. Upon the requisite approval, if any, required elsewhere in this Agreement, any and all other certificates or other instruments required to be filed by the Partnership under the laws of the State of Texas or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Partnership to continue to qualify as a limited partnership under the laws of the State of Texas;
     3. One or more applications to use an assumed name; and
     4. All documents which may be required to dissolve and terminate the Partnership and to cancel its Certificate of Limited Partnership upon the requisite approval required elsewhere in this Agreement.
     B. Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, will survive the death or disability of a Limited Partner. It also will survive the Transfer of a Unit, except that if the transferee is approved for admission as a Substitute Limited Partner, this power of attorney will survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Limited Partner will be bound by any representations made by the attorney-in-fact acting in good faith pursuant to this power of attorney, and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the attorney-in-fact taken in good faith under this power of attorney.
     Section 7.08. Jointly Held Units. For the purposes of this Agreement, in the event two persons are ever indicated as a single Limited Partner holding their Units as husband and wife, as husband and wife as joint tenants, or otherwise jointly, the following will apply:
     A. To the extent required by law, such persons will each be considered as Limited Partners hereunder; each will be deemed to have contributed one-half of the capital contribution attributable to said Units, and each will be deemed to have an interest consisting of one-half of the interest represented by said Units. Where not otherwise required by law, such persons will be considered as a single Limited Partner.
     B. For purposes of voting upon or consenting to any actions or matters as provided herein or by law, the vote or consent of either such persons will, unless both such persons are present and voting or indicate otherwise in writing, be deemed the vote or consent of both such persons. In the event that both are present and voting or submit written consents or refusals, then each will vote an interest equivalent to one-half of the interest which may be voted by both.
     C. Each person will have the rights and obligations provided by this Agreement.
     D. Any proposed transfer and notification pursuant to Article X of this Agreement will, if made by both such persons as the offering Limited Partner, be of a joint interest herein, or if made by just one of such persons, be of only one-half of their joint interest herein, and the other one-half will thereafter, for all purposes hereunder, belong solely to the other of such persons.
     E. Any notices given to either person will, unless the Partnership is otherwise advised in writing, be deemed notice to and be binding on both persons.
ARTICLE VIII
Books, Records, Accounting, and Reports
     Section 8.01. Records and Accounting. The General Partner will keep or cause to be kept appropriate books and records with respect to the Partnership’s business including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 7.04, which books will at all times be kept at the principal office of the Partnership or at such other places as the General Partner deems reasonable and appropriate to carry out the business of the Partnership. Any records maintained by the Partnership in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The Partnership books will be maintained in accordance with generally accepted accounting principles, with adjustments for tax purposes as may be required to comply with the provisions of Appendix II of this Agreement or Section 704 of the Code. The Partnership will use the cash method for tax and accounting purposes unless otherwise decided by the General Partner.
     Section 8.02. Fiscal Year. The Fiscal Year of the Partnership will be the calendar year.
ARTICLE IX
Tax Matters

     Section 9.01. Preparation of Tax Returns. The General Partner will arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes.
     Section 9.02. Taxation as a Partnership. No election will be made by the Partnership, the General Partner or any Limited Partner under Section 761(a) of the Code for the Partnership to be excluded from the application of any provision of Subchapter K, Chapter 1 of Subtitle A of the Code, or from any similar provisions of any Taxing Jurisdiction.
     Section 9.03. Tax Controversies. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial Proceedings. The Tax Matters Partner agrees to notify each Partner as to the initiation of any such examination or administrative or judicial Proceeding, and to keep the each Partner reasonably informed of the status thereof. The Tax Matters Partner will obtain the consent of a Majority of the Partners prior to entering into any settlement of any such examination. The General Partner and each Limited Partner agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of such Proceedings.
     Section 9.04. Safe Harbor Election With Respect to Profit Interests. The Partnership, through the General Partner, is authorized and directed to elect any “safe harbor” provided by Section 1.83-3(e) of the proposed Regulations and IRS notices and revenue procedures issued in connection therewith (including, but not limited to, Notice 2005-43, Revenue Procedures 93-27 and Revenue Procedure 2001-43) if, as and when such proposed Regulations may become finally effective, pursuant to which the fair market value of a Partnership Interest in the Partnership that is transferred in connection with the performance of services will be treated as being equal to the “liquidation value” of that interest. The Partnership and each of its Partners (including any Person to whom a Partnership Interest is transferred in connection with the performance of services) agrees to comply with all requirements of any such safe harbor as described in the proposed Regulations, Notice 2005-43 and Revenue Procedures with respect to all Partnership Interests transferred in connection with performance of services while the election made by the Partnership remains in effect. If a Partner Transfers a Partnership Interest to another Person, the Person to whom the interest is Transferred must agree, in writing to assume the transferring Partner’s obligations under this Section.
ARTICLE X
Transfer of Units and Other Events
     Section 10.01. Transfers. Units may be sold or otherwise Transferred at any time, and from time to time, but all Transfers will be subject to the following conditions:
     A. No Unit will be Transferred in whole or in part except subject to and in accordance with the provisions of this Article X (the “Transfer Restriction”). Any Transfer or purported Transfer of any Units not made in accordance with this Article X will be null and void. If for any reason any such Transfer not made in accordance with this Article X is not null and void, then, nonetheless, the Assignee will not be a Substitute Partner, and will have no right to participate in Partnership’s affairs as a Partner thereof, but instead will be entitled to receive only the share of profits, losses, distributions and the return of contributions to which the transferor otherwise would have been entitled to receive.
     B. Notwithstanding any other provision of this Article X, no Transfer of any Unit will be made if the Transfer: (i) would violate applicable federal and state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over the Transfer, (ii) would affect the Partnership’s qualification as a limited partnership under the Act, or would expose any Limited Partner to personal liability for Partnership acts or omissions, (iii) would have the effect of separating the voting rights from the Distribution and other economic rights of a Unit, or (iv) would constitute an event of default under the terms of any Partnership agreement.
     C. All Transfers (including a Transfer to a Permitted Transferee) must satisfy the following conditions:
     1. (a) In the case of a Transfer of a General Partner Unit, a Majority of the Limited Partners will have consented, in writing, to the proposed Transfer, except that a Transfer of a General Partner Unit to a Permitted Transferee will not require such consent, and (b) in the case of a Transfer of a Limited Partner Unit, both the General Partner and a Majority of the Limited Partners will have consented, in writing, to the proposed Transfer, except that a Transfer of a Limited Partner Unit to a Permitted Transferee will not require such consent;
     2. The provisions of Section 10.02, if applicable, must be complied with;
     3. The Partner proposing to make the Transfer (“Transferring Partner”), or the Partner whose Units or Partnership Interest are the subject of an Event, and the transferee, must (a) notify the General Partner of the proposed Transfer in advance of the Transfer, and (b) execute and file all the documents necessary for the transferee to be substituted as a Partner of the Partnership, bound by the terms of this Agreement and admitted as a Substitute Partner as described in Article 11; and
     4. There will have been filed with the Partnership and recorded on the Partnership’s books a duly executed and acknowledged counterpart of the instruments making such Transfer or assignment, evidencing the written acceptance by the Assignee of all of the terms and provisions of this Agreement (including, but not limited to, Section 9.04), representing that such assignment was made in accordance with all applicable laws and regulations, and in all other respects satisfactory in form and substance to the General Partner.

     D. Provided that a Transfer is undertaken in accordance with the conditions of this Article X, the Transferor will cease to be a Partner of the Partnership with respect to transferred Units, and will have no rights as a Partner in or with respect thereto (whether or not the Assignee of such Partner is admitted to the Partnership as a Substitute Partner with respect to said transferred Units).
     Section 10.02. Right of First Refusal. Before any Unit may be Transferred to any Person, other than to a Permitted Transferee or upon the occurrence of an Event:
     A. Offered to Partnership. The Unit or Units must first be offered for sale to the Partnership by Notice. Such Notice must specify the number of Units proposed to be Transferred, the price and terms at which the seller has agreed, subject to this Article X, to Transfer them, the name, address, and principal occupation of the proposed Transferee, the date of the proposed Transfer, and the present cash value of the entire consideration included in the offer (including any consideration for assets included other than the Units, and assumptions used in deriving said present value).
     B. Right of Partnership to Buy. At any time within 30 days after the delivery of the Notice, the Partnership may elect to purchase all, but not less than all, of such by paying the Transferor the price per Unit in accordance with the terms specified in the Notice. In the event the terms of the proposed Transfer contemplate an installment purchase, the Partnership may elect to either pay the present cash value of the installment obligation in cash at closing, or may elect to match the terms of said proposed installment purchase obligation. Such election will be made by the General Partner without regard to any potential conflict of interest it may have. Units purchased by the Partnership will cease to be Outstanding Units.
     C. Right of Partners to Buy. If the Partnership fails to purchase all of said Units in the time and manner aforesaid, then such Units will be offered to the other Partners of the same Class proposed to be Transferred, by Notice. Within 10 days after the expiration of the 30 day Partnership election period, such other Partners may purchase such upon the terms and price stated in the Notice and in proportion to such Partner’s Units Outstanding, not taking into account the Units of the Transferring Partner or those other Partners electing not to purchase such Units. In the event the terms of the proposed Transfer contemplate an installment purchase, the other Partners may elect to either pay the present cash value of the installment obligation in cash at closing, or may elect to match the terms of said proposed installment purchase obligation.
     D. Right to Offer to Third Party. Units that the Partnership or other Partners fail to purchase in the time and manner aforesaid will then be offered to the proposed transferee by such Transferring Partner on the same terms and conditions as described in the Notice.
     E. Failure to Consummate Sale. If a Transfer is not effected within 45 days following the expiration of the option periods set out above on the terms and conditions contained in the Notice, no Units may be Transferred to any party at any price without again complying with the aforesaid procedure, in the same manner as if such Units had never before been offered for purchase by the Partnership or other Partners as described above.
     F. Closing. The Partnership or other Partners hereunder will close the purchase of Units hereunder, if any, within 60 days of the delivery of the Notice described in Section 10.02(A). At closing, the Transferring Partner will deliver any Certificates representing the Units, properly endorsed for registration of Transfer, and the purchaser(s) will pay the purchase price.
     Section 10.03. Option Upon Event Suffered by Partners. Upon the occurrence of an Event (whether by operation of law or otherwise) with respect to a Partner:
     A. Offered to Partnership. The Units owned by said Partner will be deemed to have been offered for sale to the Partnership by Notice that is deemed to: (1) have been given on the day immediately preceding the date of the Event, and (2) offer for sale all of the Units owned by the Transferring Partner, on the terms described below. The purchase price offered for the Units will be the Deemed Sale Price per Unit, as established by the procedures set forth in Section 10.04.
     B. Right of Partnership to Buy. At any time within 30 days after Event the Partnership may elect to purchase any or all of such Units by paying the Transferring Partner or, in the Event of a Divorce, the Divorced Partner’s ex-spouse, the Deemed Sale Price per Unit. Units not purchased will Transfer by operation of law or otherwise as a result of the Event; provided, however, that General Partner Units not purchased will automatically convert to Limited Partner Units on a one for one basis. Units purchased by the Partnership will cease to be Outstanding Units. Nothing herein will obligate the Partnership to exercise said election.
     C. Terms of Sale Upon Occurrence of Event. Upon the exercise of an election to purchase Units by the Partnership pursuant to this Section 10.03, the Partner suffering the Event will be obligated to sell any Units which the Partnership has elected to purchase, if any, and, at closing of such a sale to the Partnership under this Section 10.03, the Partner suffering the Event will deliver any Certificates representing the Units, properly endorsed for registration of transfer, and the Partnership will pay the Deemed Sale Price in cash. Notwithstanding the forgoing, if the Partnership exercises its option hereunder to purchase Units proposed to be Transferred upon the occurrence of an Event and the Deemed Sale Price is not in good faith determined by agreement within 30 days following Notice of the Event, the Partnership will be deemed to have purchased the Unit proposed to be Transferred as of the date which is 40 days after the date of the Event, with payment due within 10 days of final determination of the Deemed Sale Price, and interest on the Deemed Sale Price will run at the Interest Rate per annum, compounded monthly, from the deemed purchase date until actual payment date, at which time payment will be made to the Transferring Partner suffering the Event.

     Section 10.04. Deemed Sale Price.
     A. Upon an Event suffered by a holder of Units the Partnership and the Partner suffering the Event (or such Transferring Partner’s personal or legal representative) will attempt to agree upon a purchase price for such Partner’s Units. Unless the purchase price for any Units to be determined hereunder is finally established by the mutual agreement of the parties within 30 days following the date of the Notice or Event (with the expiration of such 30 day period being hereinafter referred to as the “Initiation Date”), then the purchase price for the Units to be sold will be determined by an appraisal conducted in accordance with following provisions (the “Deemed Sale Price”) of this Section.
     B. Within ten days following the Initiation Date, the Partnership and the Transferring Partner or such Transferring Partner’s personal or legal representative (“Seller”) will attempt to agree upon one Qualified Appraiser to appraise the Units to be sold. If the Partnership and the Seller are unable to agree upon a Qualified Appraiser, within 20 days following the Initiation Date, the Partnership will notify the Seller of the name and address of a Qualified Appraiser retained by it to serve as the Partnership’s appraiser hereunder, and the Seller will notify the Partnership of the name and address of a Qualified Appraiser retained by the Seller to serve as the Seller’s appraiser hereunder. The Partnership’s appraiser will not have been employed or engaged as an agent or independent contractor or in any other capacity by the Partnership, or any Affiliate of the Partnership, for a period of three years prior to the engagement hereunder. The Seller’s appraiser will not have been employed or engaged as an agent or independent contractor or in any other capacity by the Seller or any Affiliate of the Seller, for a period of three years prior to the engagement hereunder. The Seller will be permitted to have ex parte communications with the Seller’s appraiser, and the Partnership will be permitted to have ex parte communications with the Partnership’s appraiser. Except as otherwise expressly set forth herein, each Qualified Appraiser will be bound to conduct itself according to the ethics of non-neutral arbitrators in an arbitration conducted under the rules of the American Arbitration Association.
     C. Within 30 days following the Initiation Date, the Seller and the Partnership will each submit in writing to both appraisers and to each other whatever information each desires the appraisers to consider in determining the Fair Market Value of the Units to be sold, with copies to the other party. Within 40 days following the Initiation Date, the Seller and the Partnership will each submit in writing to both appraisers and to each other whatever additional information each desires the appraisers to consider in determining the Fair Market Value of such Units. “Fair Market Value,” for the purposes of this Section 10.04 will mean the value of the Units being Transferred which would be agreed upon by a willing buyer being under no compulsion to buy, and a willing seller being under no compulsion to sell, each with full knowledge of all relevant facts, taking into consideration all appropriate minority, marketability and other discounts or premiums.
     D. Within 60 days following the Initiation Date, the Seller’s appraiser will in writing notify the Seller (but not the Partnership or the Partnership’s appraiser) of such

Appraiser’s determination of the Fair Market Value of the Units to be purchased. Within 60 days following the Initiation Date, the Partnership’s appraiser will in writing notify the Partnership (but not the Seller or the Seller’s appraiser) of such appraiser’s determination of the Fair Market Value of the Units to be purchased.
     E. On the first Business Day which falls more than 61 days after the Initiation Date, the Seller and the Partnership will meet at 12:00 noon local time at the principal office of the Partnership. At such place and time the determinations of the Seller’s appraiser and the Partnership’s appraiser will be simultaneously exchanged. If (1) the higher of the two appraisals is one hundred twenty percent (120%) or less of the lowest appraisal or (2) the appraisal of the Seller’s appraiser is less than the appraisal of the Partnership’s appraiser, the average of the two appraisals will conclusively constitute the purchase price for the Units and Partnership Interest. If the highest of the two appraisals described immediately above is more than one hundred twenty percent (120%) of the lowest appraisal and clause (2) does not apply, then the two appraisers will agree within five days on a third, neutral qualified independent Qualified Appraiser, who will not have been employed by, or engaged as an agent, independent contractor, or in any other capacity, of either the Seller or the Partnership or their Affiliates for a period of three years prior to the engagement hereunder. If the two appraisers are unable to so agree upon a neutral appraiser, a third Qualified Appraiser will be appointed by the Chief Administrative Judge of the Sedgwick County Kansas district court, upon the request of the Seller or the Partnership; or, if said judge will refuse, by the American Arbitration Association. The Seller and the Partnership will not have any ex parte communications with said appraiser; but each will have the right to submit whatever written information it wishes to the independent appraiser at anytime within ten days after such appraiser’s appointment, with copies to the other parties. The independent appraiser will then determine which of the two prior appraisals most closely approximates the Fair Market Value of the Units to be purchased (taking into account the discounts described above), and the value established by that appraisal (being either the value determined by the Seller’s appraiser, or the value determined by the Partnership’s appraiser) will thereafter be the Deemed Sale Price for the Units.
     F. The Seller will bear all fees, costs, and expenses of the Seller’s appraiser, the Partnership will bear all fees, costs, and expenses of the Partnership’s appraiser, and whichever party’s appraisal is not adopted by the neutral appraiser, will bear all costs and expenses of any neutral appraiser. In the event the other Partners have exercised the option to acquire Seller’s Units or Partnership Interest, the Partners will reimburse the Partnership for the Partnership’s fees, costs and expenses.
     Section 10.05. No Appraisal Rights. No Partner will be entitled to any appraisal rights with respect to such Partner’s Units, whether individually or as part of any class or group of Partners, in the event of a merger, consolidation, sale or other transaction involving the Partnership or its securities unless such rights are expressly provided herein or by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

     Section 10.06. Lost, Stolen or Destroyed Certificates. The Partnership will issue a new Certificate in place of any Certificate which may have been previously issued if the record holder of the Certificate (as shown on the books and records of the Partnership):
     A. Makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, stolen, or destroyed;
     B. Requests the issuance of a new Certificate before the Partnership has Notice that the Units evidenced by such Certificate have been acquired by a purchaser for value in good faith and without Notice of an adverse claim;
     C. If requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in his/her/its sole discretion, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
     D. Satisfies any other reasonable requirements imposed by the General Partner.
The Partnership will be entitled to treat each record holder as the Partner in fact of any Units and, accordingly, will not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other Notice thereof.
     Section 10.07. Tag Along Rights. In the event that one or more of the holders of Units propose to Transfer all, but not less than all, of their Units in the Partnership constituting 50% or more of the Outstanding Units without regard to Class (the “Majority Partner(s)”) to an unrelated third party that is not a current Partner of the Partnership, the remaining Partners are entitled to “tag-along” or sell a pro-rata portion of their respective Units on the same terms and conditions that the Majority Partner(s) are Transferring their Units in the Partnership. Prior to making any such Transfer, the Majority Partner(s) will deliver a written notice to the remaining Partners specifying in reasonable detail the identity of the prospective transferee and the terms and conditions of the Transfer. The remaining Partners may elect to participate in the Transfer by delivering written notice to the Majority Partner(s) within twenty (20) days after delivery of the notice, after which time their right to participate in the Transfer will be deemed waived. Prior to any such Transfer the Majority Partner(s) will comply with all requirements of Section 10.01 with respect to the proposed Transfer including, specifically, obtaining the advance consent of a Majority of the Partners.
     Section 10.08. Drag Along Obligations. In the event the Majority Partner(s) propose to Transfer all, but not less than all, of their Units in the Partnership to an unrelated third party that is not a current Partner of the Partnership, the Majority Partner(s) will have the right, exercisable by delivery of written notice to the remaining Partners at least twenty (20) days prior to the proposed Transfer, to require the remaining Partners to sell, and such Partners will be obligated to sell, their Units on the same terms and conditions and at the same price per share as the proposed Transfer. Prior to any such Transfer the Majority Partner(s) will comply with all requirements of Section

10.01 with respect to the proposed Transfer including, specifically, obtaining the advance consent of a Majority of the Partners.
ARTICLE XI
Admission of Substitute and Additional Partners
     Section 11.01. Admission of Substitute Partners. Upon a Transfer of a Unit or Partnership Interest by a Partner in accordance with Article X (but not otherwise), the Transferring Partner will have the power to give, and by transfer of any certificate issued will be deemed to have given, the transferee the right to apply to become a Substitute Partner with respect to the Unit or Partnership Interest acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee of a Certificate representing a Unit will be a mere Assignee with respect to the transferred Unit (whether or not such transferee is a Partner or Substitute Partner with respect to other previously acquired Units) unless and until all of the following conditions are satisfied:
     A. The Transferring Partner and Assignee will have fulfilled all other requirements of this Agreement;
     B. The Assignee will have paid all reasonable legal fees and filing costs incurred by the Partnership in connection with its substitution as a Partner;
     C. The Assignee has executed this Agreement or otherwise agreed, in writing, to be bound by the terms of this Agreement; and
     D. The books and records of the Partnership will have been modified to reflect the admission.
     E. Notwithstanding the admission of an Assignee as a Substitute Partner, the Transferring Partner will not be released from any obligations to the Partnership existing as of the date of the Transfer, other than obligations of the Transferring Partner to make future capital Contributions, if any.
The admission of an Assignee as a Substitute Partner with respect to a transferred Unit will become effective on the date the General Partner modifies the books and records of the Partnership to reflect such admission.
     Section 11.02. Sale of Additional Units; Limited Preemptive Rights. Provided such sale or issuance would not constitute an event of default under the terms of any Partnership agreement, additional Units (including new Classes or series thereof having rights which are different than the rights of any then-existing Class or series) may be issued by the Partnership for on such terms and conditions as may be approved by the General Partner with the approval of a Majority of the Limited Partners. Each Partner will possess the limited preemptive right to subscribe for additional Units of the Partnership hereafter issued and sold, of any class, in proportion to such Partner’s ownership of

Outstanding Units (without regard to Class), not taking into account Outstanding Units held by Partners electing not to purchase such additional Units; provided, however, that a Partner’s preemptive right to subscribe for additional Units is limited to Units proposed to be offered to the Partnership for cash or promissory notes, and Partners will not possess any preemptive right to subscribe for additional Units proposed to be issued in exchange for any Lease (including increased interest in any existing Lease), well equipment or other tangible property.
ARTICLE XII
Events, Resignation, Withdrawal or Removal of Partners
     Section 12.01. Withdrawal of Partners.
     A. No Partner will have the right to withdraw from the Partnership and receive from the Partnership the fair value of such Partner’s Units in the Partnership until such time as the Partnership will be dissolved in accordance with the terms of Article 13 of this Agreement. Any Partner that withdraws in contravention of this Section will be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation or withdrawal of such Partner.
     B. Following the occurrence of a Liquidation Event or other winding-up of the Partnership, a Partner who has withdrawn from the Partnership will only, but promptly, be entitled to receive the lesser of (1) the fair value of his, her or its interest in the Partnership as of the date of his, her or its withdrawal, or (2) his or her Capital Account balance as of the date of the occurrence of the Liquidation Event or other winding-up of the Partnership. The Liquidator will conclusively determine such values.
     Section 12.02. Death, Incapacity, Termination or Bankruptcy of Partners. A Limited Partner’s Death, Incapacity, Termination or Bankruptcy will not dissolve or liquidate the Partnership. Provided there is either then at least one other General Partner admitted to the Partnership as an Additional or Substitute Partner, the Death, Incapacity, Termination or Bankruptcy of a General Partner will not dissolve or liquidate the Partnership. General Partner Units which are not purchased pursuant to Section 10.02 upon the Death, Incapacity, Termination or Bankruptcy of a General Partner will be automatically converted into Limited Partner Units on a one for one basis effective as of the date of such Event.
     Section 12.03. Resignation or Removal of a General Partner. Provided there is either then at least one other General Partner admitted to the Partnership as an Additional or Substitute Partner, a General Partner may resign upon the provision of 30 days Notice to the other General Partner(s) and to all Partners. Upon any such resignation the resigning General Partner’s Units will be automatically converted into Limited Partner Units on a one for one basis. A General Partner may be removed only as provided in Section 6.02 of this Agreement.

     Section 12.04. Death, Incapacity, Termination, Bankruptcy, Resignation, Removal or Withdrawal of Sole General Partner. In the event a General Partner ceases to be a General Partner pursuant to Sections 12.02 or Section 12.03, or withdraws from the Partnership in violation of Section 12.01, and as a consequence thereof the Partnership has no General Partner, any Limited Partner may nominate one or more Partners or third parties for election as General Partners. No Person shall replace the sole General Partner as a new General Partner unless elected by an affirmative vote of a Majority of the Partners and until a Majority of the Partners elect to continue the business of the Partnership. In the event one or more Persons are to be admitted to the Partnership as a General Partner, the remaining Limited Partners and the new General Partner(s) shall agree on the terms upon which the new General Partner(s) are to be admitted to the Partnership. All Partners shall share proportionately in the dilution of the Units in the Partnership and other attributes of the Partnership caused by the admission of such new General Partner, if any. The admission of a new General Partner and election of a Majority of the Partners to continue the Partnership must both occur within ninety (90) days of the time the Partnership has no General Partner; otherwise the Partnership will dissolve and liquidate in accordance with Article XIII.
ARTICLE XIII
Dissolution and Liquidation
     Section 13.01. Dissolution. Upon (A) the approval of Majority of the Partners to dissolve the Partnership, provided such approval and dissolution would not constitute an event of default under the terms of any Partnership agreement, (B) an event described in the Act requiring dissolution, or (C) the sole General Partner resigns, is removed, withdraws or suffers an Event and a Majority of the Partners have not elected to continue the Partnership’s business, and one or more new General Partners have not been admitted to the Partnership within 90 days thereafter, as provided in Section 12.04 (any of (A) through (C) above herein after referred to as a “Liquidation Event”), the Partnership will liquidate and dissolve.
     Section 13.02. Liquidation. Upon dissolution of the Partnership, a liquidator or liquidating committee approved by the General Partner will be responsible for the liquidation. The Person or Persons who assume such responsibility (which may include the General Partner or any Partner or officer) are referred to herein as the “Liquidator.” The Liquidator will be entitled to receive such compensation for its services as may be approved by the General Partner. The Liquidator will agree not to resign at any time without fifteen days’ prior written Notice to the Partners and may be removed at any time, with or without cause, by Notice of removal approved by the General Partner. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who will have and succeed to all rights, powers and duties of the original Liquidator) will within thirty days thereafter be selected by the General Partner. The right to appoint a successor or substitute Liquidator in the manner provided herein will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article, the Liquidator appointed in the manner provided herein will have the general powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as will be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership. The Liquidator may, subject to all of the limitations placed on the powers and rights of the General Partner, liquidate the assets of the Partnership, and will apply and distribute the proceeds of such liquidation, together with any remaining Property, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:
     A. To those liabilities of creditors, in the order of priority provided by law, except those liabilities to Partners on account of their Contributions;
     B. Then to all Partners in proportion to their respective positive Capital Account balances, until the Capital Account balances of all Partners have been reduced to zero; and
     C. The balance, if any, will be distributed to the holders of Units in proportion to Outstanding Units without regard to Class.
     Liquidating Distributions may be made to the Partners in cash, in-kind, in Property, or any mix thereof, as determined by the Liquidator; provided, however, that no Partner will be required to accept as a Liquidating Distribution more than their pro rata share, as determined by Outstanding Units, of an interest in particular Property other than Money. Any Leases distributed to the Partners will be subject to the operating agreements then in effect with respect to such Leases; provided, however, that if any of such Leases is subject to an operating agreement to which an unaffiliated third person is not a party, such Leases shall be subject to a standard form operating agreement as shall be agreed upon by the Partners. Upon written request made by any Partner, the Liquidator will sell the Partnership Leases and other properties and assets that otherwise would be distributable to such Partner under this Section 13.02 at the best cash price available therefor and distribute such cash (after deducting all expenses reasonably relating to such sale) to such Partner. Such sale shall be on behalf of such Partner and shall be treated as the sale by such Partner of its interest in such properties, and any gain or loss attributable to such sale and any proceeds therefrom shall be for the account of such Partner.
     Section 13.03. Filing Certificate of Cancellation. Upon the completion of the Distribution of Partnership Property, a certificate of Limited Partnership cancellation will be filed if required by the Act, and each Partner agrees to take whatever action may be advisable or proper to carry out the provisions of this Section.
     Section 13.04. Deficit Capital Accounts. Notwithstanding any custom or rule of law to the contrary, to the extent that any Partner has a deficit Capital Account balance, upon dissolution of the Partnership such deficit will not be an asset of the Partnership and such Partner will not be obligated to contribute such amount to the Partnership to bring the balance of such Partner’s Capital Account to zero.

ARTICLE XIV
Amendment of Operating Agreement;
Meetings; Record Date
     Section 14.01. Amendments. Except as otherwise expressly provided herein, all amendments to the Certificate of Limited Partnership or to this Agreement will be made if, but only if, made in writing and the Partners approve the amendment by a vote of a Majority of the Partners.
     Section 14.02. Limitations on Amendments. Notwithstanding Section 14.01, no amendment to this Agreement may:
     A. Amend Article IV, Article V, Section 6.11, Article VII, Article X, Article XI, Article XII or Article XIII with respect to the rights or obligations of any Partner, without the written consent of said Partner; or
     B. Amend Section 14.01 or this Section 14.02
     without the consent of the General Partner and a Majority of the Limited Partners.
     Section 14.03. Meetings. For situations for which the approval of the Partners is required by this Agreement or by applicable law, the Partners will act through meetings and written consents as described in this Section 14.03.
     A. An annual meeting of the Partners will be held each year. Special meetings of the Partners may be called by Partners holding collectively at least 15% of the outstanding Units (without regard to Class), on at least 5 Business Days’ prior written Notice to the other Partners, which Notice will state the purpose or purposes for which such meeting is being called. Meetings of the Partners will generally be held at the principal office of the Partnership or as specified, within or without the state of Kansas, in the Notice.
     B. The transactions of any meeting of the Partnership, however called and Noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and Notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Partners entitled to vote, but not present in person or by proxy, approves by signing a written waiver of Notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals will be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Partner at a meeting will constitute a waiver of Notice of the meeting, except when such Partner objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notice of the meeting, but not so included, if the objection is expressly made at the meeting.

     C. The General Partner and a Majority of the Limited Partners represented in person or by proxy, will together constitute a quorum at any meeting of the Partners. The Partners present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of the Units of Partners specified in this Agreement. In the absence of a quorum, any meeting of Partners may be adjourned from time to time by the affirmative vote of a majority of the Units represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved, except as provided in subsection 14.03(D) below.
     D. Any action that may be taken by any vote of the Partners may be taken without a meeting if a consent to such action is subsequently acknowledged in writing by Partners owning the requisite number of Units entitled to vote that would be necessary to have authorized or taken such action had a meeting of the Partners been duly called and convened.
     E. Unless otherwise provided herein, on any matter that is to be voted on by Partners, the Partners may vote in person or by proxy. No proxy will be voted after three (3) years from its date, unless the proxy provides for a longer period.
     F. Partners may participate in any meeting of the Partners by means of conference telephone or similar communication if all persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be voted upon. Electronic participation in a meeting will constitute presence in person at such meeting
     Section 14.04. Adjournment. When a meeting is adjourned to another time or place, Notice need not be given of the adjourned meeting, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment will be for more than forty-five days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five days, a Notice of the adjourned meeting will be given in accordance with this Article.
ARTICLE XV
General Provisions
     Section 15.01. Offset. Whenever the Partnership is to pay any amount to any Partner, any amounts that such Partner owes to the Partnership may be deducted from that sum before payment; provided that the full amount that would otherwise be distributed will be debited from the Partner’s Capital Account.
     Section 15.02. Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Partnership or to maintain any action for dissolution (except pursuant to Act) of the Partnership or for partition of the property of the Partnership.
     Section 15.03. Titles and Captions. All article and section titles or captions in this Agreement are for convenience only. They will not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
     Section 15.04. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa.
     Section 15.05. Further Action. The parties to this Agreement will execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 15.06. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, Assignees and transferees.
     Section 15.07. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     Section 15.08. Waiver. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
     Section 15.09. Counterparts. This Agreement may be executed in counterparts or by execution of acceptance forms, which however so executed will constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart or acceptance form. Each party will become bound by this Agreement immediately upon affixing its signature hereto, or upon an acceptance form, independently of the signature of any other party.
     Section 15.10. Notice to Partners of Provisions. By executing this Agreement, each Partner acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on the transfer of Units) and (b) all of the provisions of the Certificate of Limited Partnership.

     Section 15.11. Third Parties. Nothing herein expressed or implied is intended or will be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     Section 15.12. Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law, and by the Federal Arbitration Act.
     Section 15.13. Invalidity of Provisions. Should any provision of this Agreement be held to be enforceable only if modified, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon each Partner with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Partners further agree that any court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Partners as embodied herein to the maximum extent permitted by law. The Partners expressly agree that this Agreement as so modified will be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.
     Section 15.14. No Strict Construction; Resolution of Certain Disputes. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any claim for injunctive and/or other equitable relief or involving a question of intent or interpretation arises, and except for claims for money damages in excess of $20,000 as provided in Section 7.07, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     In Witness Whereof, the parties hereto have executed this Amended and Restated Agreement to be effective as of September 21, 2009
[Rest of page left blank]

Exhibit A
to Brazos Energy Partners, L.P.
Agreement of Limited Partnership

Partner	General Partner Units	Limited Partner Units
Vess Texas Partners, LLC	2	0
VAP-III, LLC	0	56.53
Vess Texas Acquisition Group, LLC	0	41.47
Total	2	98.00

Counterpart Signature Page
to
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
VOC BRAZOS ENERGY PARTNERS, L.P.

Vess Texas Partners, L.L.C.
By:	/s/ J. Michael Vess
J. Michael Vess, as President of
Vess Holding Corporation, Manager of Vess Texas Partners, L.L.C.
Date: September 21, 2009

Counterpart Signature Page
to
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
VOC BRAZOS ENERGY PARTNERS, L.P.

VAP-III, LLC
By:	/s/ J. Michael Vess
J. Michael Vess, as representative of
Vess Holding Corporation, the Manager
Date: September 21, 2009

Counterpart Signature Page
to
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
VOC BRAZOS ENERGY PARTNERS, L.P.

Vess Texas Acquisition Group, LLC
By:	/s/ J. Michael Vess
J. Michael Vess, as Manager
Date: September 21, 2009

Appendix I
Definitions
For purposes of this Agreement, the following terms will have the following meanings.
Acquisition Cost — The sum of (A) the price paid or contractually agreed to be paid for such Lease to the lessor, assignor or grantor of such Lease, including Lease bonuses, purchase price, advance rentals and other acquisition costs and (B) title insurance or examination costs, broker’s commissions, attorneys’ fees, due diligence fees, filing fees, recording costs, and transfer and sales taxes, if any, and other similar costs incurred with respect to such Lease in connection with its acquisition, but excluding (without limitation) any actual, allocated or imputed interest expense.
Act — The Texas Revised Limited Partnership Act (Article 6132a-1, Vernons’ Texas Civil Statutes), as from time to time amended and including any successor statute of similar import.
Additional Partner — A Partner, other than an Initial Partner or a Substitute Partner, who has acquired a Partnership Interest from the Partnership and has executed an Admission Agreement.
Adjusted Capital Account Deficit — With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(A) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and
(B) Debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.
Admission Agreement — An Agreement between an Additional Partner or a Substitute Partner and the Partnership describing the terms and conditions of Partnership as an Additional Partner.
Affiliate — Any Person that (A) is a Family member or otherwise related by blood or marriage (“Relative”) to, or (B) that directly or indirectly controls, is controlled by, or is under common control with the Person or a Relative of the Person in question. As used in this definition of “Affiliate,” the term “control” means either (A) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, position of employment or otherwise, or (B) a direct or indirect equity interest of ten percent or more in the entity.
Agreement — This Agreement of Limited Partnership, including all amendments adopted in accordance with this Agreement and the Act. Oral amendments to this Agreement will be invalid.

Appendix I

Assignee — A Person to whom all or a part of the economic benefits of a Partnership Interest has been transferred who has not been admitted as a Substitute Partner. Assignees may not succeed to the voting rights of any Partner unless subsequently admitted as a Substitute Partner.
Bankruptcy or Bankrupt — (A) The entry of a decree or order for relief against a Partner, by a court of competent jurisdiction in any voluntary or involuntary case brought against the Partner under any bankruptcy, insolvency or similar law (collectively, “Debtor Relief Laws”) generally affecting the rights of creditors and relief of debtors now or hereafter in effect; (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for a Partner or for any substantial part of a Partner’s assets or property; (C) the ordering of the winding up or liquidation of a Partner’s affairs; (D) the filing of a voluntary petition in bankruptcy by a Partner or the filing of an involuntary petition against a Partner, which petition is not dismissed within a period of 60 days; (E) the consent by a Partner to the entry of an order for relief in a voluntary or involuntary case under any Debtor Relief Laws or to the appointment of, or the taking of any possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for a Partner or for any substantial part of a Partner’s assets or property; or (F) the making by a Partner of any general assignment for the benefit of such Partner’s creditors.
Book Value — With respect to any Partnership Property, the Partnership’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Regulation Section 1.704-1(b)(2)(iv)(d)-(g) (provided that, in the case of permitted adjustments, the Partnership chooses to make such adjustments); provided that the Book Value of any asset contributed to the Partnership will be equal to the fair market value of the contributed asset on the date of contribution. The Partnership will adjust the Book Value of its assets to fair market value in accordance with Regulation 1.704-1(b)(2)(iv)(f) as of the following times: (A) at the discretion of the General Partner in connection with the issuance of Units in the Partnership; (B) at the discretion of the General Partner in connection with the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets, including money, if as a result of such distribution, such Partner’s interest in the Partnership is reduced; and (C) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset will be allocated as a gain or loss to the Capital Accounts of the Partners (determined immediately prior to the issuance of the new Units).
Business Day — Any day other than Saturday, Sunday, a legal holiday, or other day in which banking institutions are authorized to close in the State of Texas.
Capital Account — The account maintained for a Partner in accordance with Section 1 of Appendix II.
Capital Costs — (A) All geological and geophysical costs incurred by the Partnership to the extent any of such costs are incurred in connection with Partnership wells drilled or proposed to be drilled on the Property, (B) all costs incurred by the Partnership in locating, drilling, completing, equipping, deepening or sidetracking a well located on the Property, including without limitation (1) the costs of surveying and staking such well, the costs of any surface damages and the costs of clearing, coring, testing, logging and evaluating such well, (2) the costs of casing, cement and cement services for such well, (3) the cost of plugging and abandoning such well if it is determined that such well would not produce in commercial quantities and

Appendix I

should be abandoned and (4) all direct charges and overhead chargeable to the Partnership with respect to such well under any applicable operating agreement until such time as all operations are carried out as required by applicable regulations and sound engineering practices to make such well ready for production, including the installation and testing of wellhead equipment, or to plug and abandon a dry hole; (C) all costs incurred by the Partnership in recompleting or plugging back any Partnership well; (D) all costs incurred by the Partnership in reworking any Partnership well when the Partnership’s share of such costs as set forth in the applicable authority for expenditure presented to the Partnership with respect thereto is greater than $100,000 (it being agreed that the General Partner shall have the sole right and authority to approve all authority for expenditure requests); (E) all costs incurred by the Partnership in locating, drilling, completing, equipping, deepening or sidetracking any enhanced recovery producer or injector well (including the costs of all necessary surface equipment such as steam generators, compressors, water treating facilities, injection pumps, flow lines and steam lines) or otherwise conducting Enhanced Recovery Operations and (F) all costs incurred by the Partnership in constructing production facilities, pipelines and other facilities necessary to develop the Properties and produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and other hydrocarbons and minerals therefrom; but such term shall not include (without limitation) any Lease Operating and Production Costs or Acquisition Costs.
Cash Available for Distribution — Subject to the restrictions of the Act, with respect to any period, all cash receipts and funds received by the Partnership (except for Contributions) minus (i) all cash expenditures, (ii) all required debt service payments (including payments with respect to Partner loans), and (iii) any amounts reasonably retained, in the General Partner’s discretion, for working capital, capital expenditures or other reasonable reserves for any lawful purpose.
Certificate — A certificate which may be issued by the Partnership to Partners representing a particular number and class of Outstanding Units.
Certificate of Limited Partnership — The Certificate of Limited Partnership filed with the Texas Secretary of State forming the Partnership under Texas state law.
Change of Control — Any direct or indirect change in the effective control of the assets of, or beneficial ownership interest(s) in, the Organization, whether or not such change is voluntary or involuntary.
Class — A class of Units having the relative rights, powers and duties set forth in this Agreement. There will be two classes of Units, General Partner Units and Limited Partner Units. A Person may own both General and Limited Partner Units simultaneously.
Code — The Internal Revenue Code of 1986 as amended from time to time.
Confidential Information — The terms of this Agreement, the name of any Partner, together with any other information that is not generally known to the public and that is used, developed or obtained by the Partnership in connection with its business, including but not limited to (A) financial information and projections, (B) business strategies, (C) products or services, (D) fees, costs and pricing structures, (E) designs, (F) analysis, (G) drawings, photographs and reports, (H) computer software, including operating systems, applications and program listings, (I) flow charts, manuals and documentation, (J) data bases, (K) accounting and business methods, (L) inventions, devices, new developments, methods and processes, whether patentable or

Appendix I

unpatentable and whether or not reduced to practice, (M) customers and clients and customer or client lists, (N) copyrightable works, (O) all technology and trade secrets, and (P) all similar and related information in whatever form.
Contribution — Any contribution of Property made by or on behalf of a new or existing Partner, whether or not made as consideration for a Partnership Interest. Any contribution of property made by or on behalf of a new or existing Partner, whether or not made as consideration for a Partnership Interest.
Death or Deceased — A death as determined under the Texas Probate Code, which includes a presumed death as determined under the Texas Probate Code.
Distribution — A transfer of Money to a Partner on account of a Partnership Interest as described in Article V; provided that none of the following will be a Distribution: (A) any redemption or repurchase by the Partnership of any Units, (B) any recapitalization or exchange of securities of the Partnership, (C) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any Outstanding Units or (D) any reasonable fees or remuneration paid to any Partner in such Partner’s capacity as an employee, officer, consultant or other provider of services to the Partnership. Distributions will be in Money, and not Property, unless otherwise agreed upon by a Majority of the Partners; provided, however, that the Partnership will not make a Distribution of Property (other than stock, bonds, publicly traded trust units or registered or unregistered marketable securities of any nature), including specifically a Distribution of (x) tangible property or (y) direct working, royalty, overriding, or other direct interests in the exploration or production of oil or gas wells or leasehold interest which are not publicly traded on a recognized securities exchange, without the consent of the General Partner and a Majority of the Limited Partners.
Enhanced Recovery Operations — Any operations or project intended to increase the recovery of oil and/or gas from a pool by artificial means or by the application of energy extrinsic to the pool, which artificial means or application shall include (without limitation) pressuring, cycling, pressure maintenance, injection to the pool of a substance or form of energy, or other operations or projects that would be commonly considered secondary or tertiary operations or projects, but such term shall not include the injection in a well of a substance or form of energy for the sole purpose of (A) aiding in the lifting of fluids in the well, or (B) stimulation of the pool at or near the well by mechanical, chemical, thermal or explosive means.
Event —The Bankruptcy, Death, Divorce, Incapacity, Transfer by Gift, Transfer upon foreclosure or other enforcement of a security interest or lien, or Termination of a Partner; provided, however, that an Event will not be deemed to have occurred if, as a result of an event described herein, Units of the Partner otherwise suffering the Event (but for this proviso) are Transferred to a Permitted Transferee as a result of said Event. A Transfer Event will be deemed to have immediately occurred with respect to a Permitted Transferee who, for any reason, subsequently does not qualify as a Permitted Transferee.
General Partner — Vess Texas Partners, LLC, a Kansas limited liability company, in its capacity as general partner of the Partnership and any person who becomes a Substitute General Partner pursuant to the terms hereof.

Appendix I

General Partner Unit — A voting Unit representing a general Partnership Interest entitling the holder to vote and to such other rights of a general partner as set forth herein.
Gift — A Transfer for less than full and adequate consideration.
Family — A Partner’s Family includes the Partner’s spouse, children (including natural, adopted, and stepchildren), lineal descendants and lineal ancestors, but will not include the former spouse of a Partner who has obtained a divorce.
Fiscal Year — (A) The twelve (12) month period commencing on January 1st and ending on December 31st, or (B) any portion of the period described in clause (A) for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss, or deduction.
Initial Partners — Those persons identified on Exhibit “A” attached hereto and made a part hereof by this reference who have executed this Agreement.
Incapacity or Incapacitated — A Partner (A) who has been duly adjudged an incapacitated person, a disabled person, an insane person or an incompetent person by any court of competent jurisdiction or a legal guardian for such person has been appointed, or (B) whose ability to receive and evaluate information effectively or to communicate decisions, or both, is impaired to such an extent that the person lacks the capacity to manage such person’s financial resources, as determined by certification of one licensed and practicing physician selected by the Partnership, or (C) unable to take needed action due to involuntarily detention or disappearance, as determined by the affidavit of at least two persons with knowledge regarding same.
Indemnitee — A Person entitled to be indemnified by the Partnership pursuant to Section 6.11.
Interest Rate — A rate per annum equal to the then current prime rate quoted from time to time in the Central Edition of the Wall Street Journal as the prime rate, plus three percent.
Lease — A lease, mineral interest, royalty or overriding royalty, fee right, mineral servitude, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with such an interest or the exploration, development or operation thereof. A “Lease” also means and include all rights and interests in all lands and interests unitized or pooled therewith pursuant to any law, rule, regulation or agreement and, if the context so requires, all equipment, fixtures, inventory and other personal property used or useful in connection with the drilling or production of oil, gas and other minerals attributable to such Lease.
Lease Operating and Production Costs — All costs incurred by the Partnership in connection with the maintenance of the Property (except drilling and similar obligations the costs of which are classified as Capital Costs hereunder) and the production and marketing of oil, gas and related hydrocarbons from completed wells (including wells which have been involved in Enhanced Recovery Operations) in which the Partnership has an interest pursuant to this Agreement, including costs incurred for all delay rentals, shut-in royalties and similar payments, royalties on lost or flared gas or gas used for which payment is required, labor, fuel, repairs, transportation,

Appendix I

supplies, utility charges, ad valorem, severance, excise and similar taxes, the cost of reworking any Partnership well (except to the extent provided in the definition of Capital Costs), the costs of plugging and abandoning any Partnership well (except to the extent provided in the definition of Capital Costs), and compensation to well operators, consultants and others and insurance in connection with the foregoing; but such term shall not include (without limitation) any Capital Costs.
Limited Partner — VAP-III, LLC, a Kansas limited liability company, and Vess Texas Acquisition Group, LLC, a limited liability company, in their capacities as limited partners of the Partnership and any person who becomes a Substitute Limited Partner pursuant to the terms hereof.
Limited Partner Unit — A Unit representing a limited Partnership Interest entitling the holder to such rights of a limited partner as set forth herein.
Liquidating Distribution — A Distribution made with respect to a Partnership Interest pursuant to Article XIII.
Liquidation — The winding up of the Partnership, as provided in Article XIII.
Liquidator — The Person specified in Section 13.02.
Mandatory Provisions of the Act — Those provisions of the Act which may not be waived by the Partners acting unanimously.
Majority of the Limited Partners — Limited Partners, including any Limited Partner which may have a conflict of interest with respect to the issue upon which a vote of the Limited Partners is sought, having Units in excess of fifty percent (50%) of the total Outstanding Limited Partner Units.
Majority of the Partners — Partners, including any Partner which may have a conflict of interest with respect to the issue upon which a vote of the Partners is sought, having Units in excess of fifty percent (50%) of the total Outstanding Units (without regard to Class). All Partners are entitled to vote on matters requiring approval of a Majority of the Partners.
Money — Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money will be considered to have a fair market value equal to its face amount.
Net Profits and Net Losses — Respectively, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (A) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) will be included in taxable income or loss; (B) tax exempt income will be added to taxable income or loss; (C) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income will be subtracted; (D) taxable income or loss will be adjusted to reflect any item of income or loss specifically allocated under this Agreement, and (E) for purposes of determining Net Profit and Net Losses, the allocation of depletable basis in, depletion allowances

Appendix I

with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Partnership’s Depletable Properties provided for in Section 613A(c)(7)(D) of the Internal Revenue Code and/or otherwise computed for federal income tax purposes (“Depletable Properties”) will be disregarded. Instead, Net Profit and Net Losses will be determined by taking into account Simulated Depletion and Simulated Gain or Loss, as determined and defined in the following sentence. For purposes of determining Simulated Depletion and Simulated Gain or Loss, (A) the Partnership will determine its tax basis in its Depletable Properties (“Simulated Basis”) without regard to the special rules set forth in Section 613A(c)(7)(D) of the Internal Revenue Code, (B) the Partnership will determine depletion allowances (“Simulated Depletion”) with respect to such Depletable Properties by using either the cost depletion method or the percentage depletion method (as determined by the General Partner on a property by property basis), (C) the Partnership will reduce the Simulated Basis of such Depletable Properties by the Simulated Depletion attributable to such Depletable Properties, and (D) the Partnership will compute gain or loss on a sale, exchange, or other disposition of such Depletable Properties by subtracting Simulated Basis from the amount realized by the Partnership upon such disposition (“Simulated Gain or Loss”).
Nonrecourse Deduction — Any item of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code), that, in accordance with the principles of Section 1.704-2(c) of the Regulations, is attributable to a Partnership Nonrecourse Liability.
Notice — Notice will be in writing. Notice to the Partnership will be considered given when received. Notice to the Partnership may be mailed by first class mail or overnight delivery postage prepaid addressed to the General Partner in care of the Partnership at the address of the Partnership’s principal office, or may be telefaxed to the General Partner in care of the Partnership. Notice to a Partner will be considered given when mailed by first class mail postage prepaid addressed to the Partner at the address reflected in this Agreement unless the Partner has given the Partnership a Notice of a different address, in which case Notice will be considered given when mailed to such different address.
Organization — A Person other than a natural person. Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, trusts, estates and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.
Outstanding Units — The total number of Units issued by the Partnership as shown to be outstanding on the Partnership’s books and records, less any Units so shown and held by the Partnership. Unless otherwise expressly provided in this Agreement, Outstanding Units will be determined without regard to the different Classes of Units.
Partner — An Initial Partner, Substituted Partner, or Additional Partner, in each case so long as such Person is shown on the Partnership’s books and records as the owner of one or more Units. The Partners will constitute the “Partners” (as that term is defined in the Act) of the Partnership. Except as expressly provided herein, the Partners will constitute a single class or group of Partners of the Partnership for all purposes of the Act and this Agreement.
Partnership — This limited liability company formed under the Act, and any successor limited liability company.

Appendix I

Partnership Interest — The rights of a Partner or, in the case of an Assignee, the rights of the assigning Partner, in Distributions (liquidating or otherwise) and allocations of the Net Profits, Net Losses, gains, losses, deductions, and credits of the Partnership, and the right to vote and otherwise participate in management; provided, however, that the right to vote and participate in management is not separately assignable.
Partnership Liability — Any debt or obligation for which the Partnership is liable or which is secured by any Partnership Property.
Partner Minimum Gain — An amount determined in accordance with Section 704 of the Code and Regulations thereunder, as the same may be issued and interpreted from time to time.
Partnership Minimum Gain — An amount determined in accordance with Section 704 of the Code and Regulations thereunder, as the same may be issued and interpreted from time to time. A Partner’s share of Partnership Minimum Gain at the end of any Taxable year equals: the sum of Nonrecourse Deductions allocated to that Partner (and to that Partner’s predecessors in interest) up to that time and the distributions made to that Partner (and to that Partner’s predecessors in interest) up to that time of proceeds of a Nonrecourse Liability allocable to an increase in Partnership Minimum Gain, minus the sum of that Partner’s (and of that Partner’s predecessors in interest) aggregate share of the net decreases in Partnership Minimum Gain and their aggregate share of decreases resulting from Revaluations of Partnership Property subject to one or more Partnership Nonrecourse Liabilities.
Partner Nonrecourse Deductions — Any item of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Section 1.704-2(i) of the Regulations, is attributable to a Partner Nonrecourse Liability.
Partner Nonrecourse Liability — Any Partnership Liability to the extent the liability is nonrecourse under state law, and on which a Partner or Related Person bears the economic risk of loss under Section 1.752-2 of the Regulations because, for example, the Partner or Related Person is the creditor or a guarantor.
Permitted Transferee — (A) The Company, (B) another Partner, (C) a Family member of J. Michael and Rhonda Vess, (D) a revocable trust for the benefit of J. Michael and Rhonda Vess or their Family members if either J. Michael or Rhonda Vess acts as a trustee of such trust or has the unrestricted power to remove the trustee, (E) any other trust in which J. Michael or Rhonda Vess or their Family members are the sole current income beneficiaries, provided that any corpus distributed during the life of the current income beneficiaries may be distributed only to such beneficiaries; and (F) an Organization, other than a trust, if J. Michael or Rhonda Vess or their Family members owns of record and beneficially a majority of the issued and outstanding capital stock, membership interests, general and limited partnership interests, or other equity interests of such entity and has or together have the unrestricted power to elect, appoint or remove a majority of the governing board and management of such entity, or a subsequent re-transfer from such entity to J. Michael or Rhonda Vess or their Family members. A Permitted Transferee will hold Units subject to the provisions of this Agreement.
Person — An individual, trust, estate, or any incorporated or unincorporated Organization.

Appendix I

Proceeding — Any judicial or administrative trial, hearing, or other proceeding, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Partnership, the General Partner, a Partner, or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.
Property — Any property, real or personal, tangible or intangible (including goodwill), including Money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
Qualified Appraiser — An independent appraiser experienced in the appraisal of equity or assets of businesses engaged in oil and gas production or similar activities, or otherwise experienced in the appraisal of business operations that are similar in size and scope to the business operations that have been historically directly or indirectly carried on by the Partnership.
Regulations — Except where the context indicates otherwise, the permanent, temporary, and proposed regulations of the Department of the Treasury under the Code as such regulations may be lawfully adopted or changed from time to time.
Related Person — A Person having a relationship to a Partner that is described in Section 1.752-4(b) of the Regulations.
Remaining Partner — If by Transfer all Partnership Interests are beneficially owned by but one single Partner, that single Partner.
Revaluation — The adjustment to the Book Value of Partnership Property as provided in Section 4 of Appendix II.
Revaluation Date — The date on which a Revaluation Event occurs.
Revaluation Event — (A) a Contribution of Property (other than a de minimis amount) to the Partnership as consideration (in whole or in part) for a Unit, (B) a distribution (other than a de minimis amount) of Property by the Partnership as consideration (in whole or in part) for a Unit, (C) a liquidation of the Partnership within the meaning of Reg. 1.704-1(b)(2)(ii)(g), or (D) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership; provided, however, that the adjustments pursuant to clauses (A), (B) and (D) above will be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.
Seller — The seller of Units or Partnership Interest under Section 10.04.
Substitute Partner — An Assignee who has been admitted to all of the rights of Partnership pursuant to this Agreement.
Tax Matters Partner — The General Partner or such other person properly designated the “Tax Matters Partner” pursuant to Section 6231 of the Code.

Appendix I

Taxing Jurisdiction — Any state, local, or foreign government that collects tax, interest or penalties, however designated, on the Partnership or any Partner’s share of the income or gain attributable to the Partnership.
Termination — (A) In the case of a Partner who is acting as a Partner by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee), or the distribution of Units or the occurrence of any other event that causes Units beneficially held by the trust to cease or otherwise fail to be beneficially held by a Partner or Permitted Transferee, (B) in the case of a Partner that is a separate Organization, other than a corporation or other Organization dissolved by a legal filing of record, the change of effective voting control or the dissolution and commencement of winding up of the separate Organization, (C) in the case of a Partner that is a corporation or other Organization dissolved by any legal filing, the filing of a certificate of dissolution, or its equivalent, or the revocation or forfeiture of its charter (which is not reinstated within 60 days) the distribution of Units, or the occurrence of any other event, that causes Units beneficially held by the Organization to cease or otherwise fail to be beneficially held by a Permitted Transferee, (D) in the case of an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (E) in the case of a Partner that is an Organization, a Change of Control with respect to that Organization and (F) subject to any other agreement, including, without limitation, any employment agreement to which a Partner may be subject, in the case of a Partner who is an employee of the Partnership, Vess Oil Corporation or any Affiliate thereof, upon termination of employment with said company for any reason, whether voluntarily or involuntarily.
Transfer — A transaction by which a Partner assigns all or a portion of such Partner’s Units, or any Partnership Interest therein, of any Class or Classes to another Person or by which the holder of a Unit assigns the Unit or Partnership Interest to another Person as Assignee, and includes a sale, assignment, gift, transfer by will or intestate succession, exchange, or voluntary or involuntary disposition pursuant to a pledge, encumbrance, hypothecation, or mortgage of Units or Partnership Interest, transfer by Bankruptcy, a Termination of a Partner, and any other disposition.
Unit — a unit representing an interest in the Partnership; provided that any class or group of Units issued will have the relative rights, powers and duties set forth in this Agreement and the economic interest represented by such class or group of Units will be determined in accordance with such relative rights, powers and duties.

Appendix I

APPENDIX II
Tax and Related Provisions
     1. Maintenance of Capital Accounts.
     (A) The Partnership will establish and maintain a Capital Account for each Partner. Each Partner’s Capital Account will be increased by (1) the amount of any Money actually contributed by such Partner to the capital of the Partnership, (2) the fair market value of any Property (other than Money) contributed by such Partner, as determined by the Partnership and the Contributing Partner at arm’s length at the time of Contribution (net of liabilities assumed by the Partnership or subject to which the Partnership takes such Property, within the meaning of Section 752 of the Code), (3) the Partner’s share of Simulated Gain as provided in Section 1(B) hereof, and (4) the Partner’s share of Net Profits and of any separately allocated items of income or gain (including income and gain exempt from tax and adjustments to income and gain as a result of a Revaluation or in connection with Property Contributed in the manner described in Section 1.704-1(b)(2)(iv)(g) of the Regulations to reflect the difference between the Book Value and the adjusted basis of Partnership Property, but excluding allocations of income and gain described in Section 1.704-1(b)(4)(i) of the Regulations under which such difference is reflected for tax purposes). Each Capital Account will be decreased by (1) the amount of any Money distributed to the Partner by the Partnership, (2) the fair market value of any Property distributed to the Partner, as determined by the Partnership and the Partner receiving the Distribution at arm’s length at the time of Distribution (net of liabilities of the Partnership assumed or to which the Property is subject within the meaning of Section 752 of the Code), (3) the Partner’s share of Simulated Loss and Simulated Depletion as provided in Section 1(B), and (4) the Partner’s share of Net Losses and of any separately allocated items of Net Loss (including adjustments for depreciation, depletion, amortization, and loss as a result of a Revaluation or in connection with Property Contributed in the manner described in Section 1.704-1(b)(2)(iv)(g) of the Regulations to reflect the difference between the Book Value and the adjusted basis of Partnership Property, but excluding allocations of depreciation, depletion, amortization, and loss described in Section 1.704-1(b)(4)(i) of the Regulations under which such difference is reflected for tax purposes). Immediately prior to any distribution of assets by the Partnership that is not pursuant to a liquidation of the Partnership or all or any portion of a Partner’s interest therein, the Partners’ Capital Accounts will be adjusted by (X) assuming that the distributed assets were sold by the Partnership for cash at their respective fair market values as of the date of distribution by the Partnership and (Y) crediting or debiting each Partners’ Capital Account with its respective share of the hypothetical gains or losses, including Simulated Gains and Simulated Losses, resulting from such assumed sales in the same manner as each such Capital Account would be debited or credited for gains or losses on actual sales of such assets
     (B) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in the Operating Agreement and each Partner’s separately computed depletion deductions will not reduce such Partners’ Capital Account, but such Partner’s Capital Account will be decreased by an amount equal to the product of the depletion deductions that would otherwise be allocable to the Partnership in the absence of Section 613A(c)(7)(D) of the Internal Revenue Code (computed without regard to any limitations which theoretically could apply to any Partner) times such Partner’s percentage share of the adjusted basis of the property with respect to which such depletion is claimed (herein called “Simulated Depletion”). The Partnership’s basis in any Depletable Property as adjusted from time to time for the Simulated Depletion allocable to all Partners (and where the context requires, each Partner’s allocable share thereof) is herein called “Simulated Basis.” No Partner’s Capital Account will be decreased, however, by Simulated Depletion deductions attributable to any Depletable Property to the extent such deductions exceed such Partner’s allocable share of the Partnership’s

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remaining Simulated Basis in such property. The Partnership will compute simulated gain (“Simulated Gain”) or simulated loss (“Simulated Loss”) attributable to the sale or other disposition of a Depletable Property based on the difference between the amount realized from such sale or other disposition and the Simulated Basis of such property, as theretofore adjusted. Any Simulated Gain will be allocated to the Partners and will increase their respective Capital Accounts in the same manner as the amount realized from such sale or other disposition in excess of Simulated Basis will have been allocated. Any Simulated Loss will be allocated to the Partners and will reduce their respective Capital Accounts in the same percentages as the costs of the property sold were allocated up to an amount equal to each Partner’s share of the Partnership’s Simulated Basis in such property at the time of such sale.
     (C) Specifically, and except as otherwise provided above, for purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be allocated pursuant to this Agreement and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item will be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:
     1. the computation of all items of income, gain, loss and deduction will include tax-exempt income and those items described in Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes;
     2. if the Book Value of any Partnership property is adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment will be taken into account as gain or loss from the disposition of such property and the amount of such gain or loss will be allocated to the Partners who hold Units immediately prior to the event that causes the calculation of such gain or loss;
     3. items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes will be computed by reference to the Book Value of such property;
     4. items of depreciation, Simulated Depletion, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes (including Simulated Gain or Simulated Loss) will be computed by reference to the property’s Book Value in accordance with Regulation Section 1.704-1(b)(2)(iv)(g);
     5. to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and
     6. to the extent that the Partnership distributes any asset in kind to the Partners, the Partnership will be deemed to have realized a gain or loss thereon in the same manner as if the Partnership had sold such asset for an amount equal to the fair market value (as determined by the General Partner) of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject.

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     2. Distribution of Assets. If the Partnership at any time Distributes any Partnership Property (other than Money) in-kind to any Partner or Assignee, the Capital Account of each Partner or Assignee will be adjusted to account for the distributee’s allocable share of gain or loss that would have been realized by the Partnership had it sold the assets that were distributed at their respective fair market values immediately prior to their Distribution.
     3. Transfer of Interest. In the event of a Transfer of some or all of a Partnership Interest, whether represented by a Transfer of Units or otherwise, the Capital Account of the Transferring Partner will become the Capital Account of the Assignee, to the extent it relates to the portion of the Partnership Interest Transferred, which will be proportionate to the Partnership Interests, unless the Transferring Partner and Assignee otherwise agree in writing and so notify the Partnership. The Partnership may, but need not, recognize the assignment of the Capital Account from the Transferring Partner to the Assignee on the books and records of the Partnership and, may, but need not, recognize such assignment for purposes of determining and making distributions, allocations, or liquidations. The Capital Account of any Partner whose interest in the Partnership will be increased or decreased by means of the transfer to it of all or part of the Units of another Partner will be appropriately adjusted to reflect such transfer or repurchase. Any reference in this Agreement to a Contribution of or distribution to a Partner that has succeeded any other Partner will include any Contributions or distributions previously made by or to the former Partner on account of the Units of such former Partner transferred to such Partner.
     4. Revaluation of Partnership Property. Capital Accounts will be increased or decreased to reflect a revaluation of Partnership Property (including intangible assets such as goodwill) on the Partnership’s books in connection with a Revaluation Event or as otherwise required by Regulation 1.704-1(b)(2)(iv)(m). Upon such Revaluation: (1) the Book Value of Partnership Property will be adjusted based on the fair market value of Partnership Property (taking Section 7701(g) of the Code into account) on the Revaluation Date; and (2) the unrealized income, gain, loss, or deduction inherent in such Partnership Property (that has not been reflected in the Capital Accounts previously) would be allocated as if there were a taxable disposition of such Partnership property for such fair market value on the Revaluation Date.
     5. Compliance with Section 704(b) of the Code. The provisions of this Agreement as they relate to the maintenance of Capital Accounts are intended, and will be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the Distributions made pursuant to Article V and the Contributions made pursuant to Article IV. Notwithstanding anything herein to the contrary, this Agreement will not be construed as creating a deficit restoration obligation or otherwise personally obligate any Partner to make a Contribution in excess of the initial Contribution and additional Contribution, if any, of the Partner. The Partnership will (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Reg. §1.704-1(b)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Reg. §1.704-1(b).
     6. Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain for a Taxable year, each Partner must be allocated items of income and gain for that Taxable year (consisting first of gain recognized, including Simulated Gain, from the disposition of Partnership property subject to one or more Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to their respective share of the net decrease in Partnership Minimum Gain. A Partner’s share of the net

Appendix II

decrease in Partnership Minimum Gain is the amount of the total net decrease multiplied by the Partner’s percentage share of the Partnership Minimum Gain at the end of the immediately preceding Taxable year. A Partner’s share of any decrease in Partnership Minimum Gain resulting from a Revaluation of Partnership Property equals the increase in the Partner’s Capital Account attributable to the Revaluation to the extent the reduction in minimum gain is caused by the Revaluation. A Partner is not subject to the Partnership Minimum Gain chargeback requirement to the extent their share of the net decrease in Partnership Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly a recourse liability or a Partner Nonrecourse Liability, and the Partner bears the economic risk of loss (within the meaning of Section 1.752-2 of the Regulations) for the newly guaranteed, refinanced, or otherwise changed liability.
     7. Partner Minimum Gain Chargeback. If during a Taxable year there is a net decrease in Partner Minimum Gain, any Partner with a share of that Partner Minimum Gain as of the beginning of that Taxable year must be allocated items of income and gain for that Taxable year (and, if necessary, for succeeding Taxable years) equal to their share of the net decrease in the Partner Minimum Gain. A Partner’s share of the net decrease in Partner Minimum Gain is determined in a manner consistent with the provisions of Section 1.704-2(g)(2) of the Regulations. Partners are not subject to a Partner Minimum Gain chargeback, however, to the extent the net decrease in Partner Minimum Gain arises because the liability ceases to be a Partner Nonrecourse Liability due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Partnership Nonrecourse Liability. The amount that would otherwise be subject to the Partner Minimum Gain chargeback is added to the Partner’s share of Partnership Minimum Gain. In addition, rules consistent with those applicable to Partnership Minimum Gain will be applied to determine the shares of Partner Minimum Gain and Partner Minimum Gain chargeback to the extent provided under the Regulations issued pursuant to Section 704(b) of the Code.
     8. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations § 1.704-1(b)(2)(ii)(d)(4), Regulations § 1.704-1(b)(2)(ii)(d)(5) or Regulations § 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain will be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 8 will be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Appendix II have been tentatively made as if this Section 8 were not in the Agreement. This Subsection is intended to comply with the qualified income offset requirement in Regulations § 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.
     9. Limitation on Allocation of Net Loss. If the allocation of Net Loss (or items of loss or deduction) to a Limited Partner would create or increase an Adjusted Capital Account Deficit, there will be allocated to such Limited Partner only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Limited Partner will be allocated to the other Partners in accordance with their relative percentages of Units held, subject to the limitations of this Section 9.
     10. Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period will be allocated among Partners in accordance with their percentage interest in depreciation and other significant items of the Partnership attributable to the property securing the Nonrecourse Liabilities generating the Nonrecourse Deductions.

Appendix II

     11. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Liabilities to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Regulations. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership, within the meaning of Regulations § 1.752-3(a)(3), the Partners’ interests in Partnership profits are in proportion to their Units.
     12. Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any fiscal year or other period of Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in Section 6 or 7 above, will be made before any other allocations hereunder.
     13. Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the Property) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
     14. Curative Allocations. The allocations set forth in Article V and in Sections 7 through 12 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Agreement (other than the Regulatory Allocations and the next two following sentences), the Regulatory Allocations will be taken into account in computing subsequent allocations of items of income, gain, loss, deduction and credit among the Partners so that, to the extent possible, the net amount of such Regulatory Allocations to each Partner will be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred. For purposes of applying the preceding sentence, Regulatory Allocations of Nonrecourse Deductions and Partner Nonrecourse Deductions will be offset by subsequent allocations of items of income and gain pursuant to this Section 14 only if (and to the extent) that: (A) the General Partner reasonably determines that such Regulatory Allocations are not likely to be offset by subsequent allocations under Section 6 and Section 7 of this Appendix II, and (B) there has been a net decrease in Minimum Gain (in the case of allocations to offset prior Nonrecourse Deductions) or a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Liabilities (in the case of allocations to offset prior Partner Nonrecourse Deductions). The General Partner will apply the provisions of this Section 14 and will divide the allocations hereunder among the Partners, in such manner as will minimize the economic distortions upon the distributions to the Partners that might otherwise result from the Regulatory Allocations.
     15. Tax Allocations.
     A. Under Regulations prescribed by the Secretary of the Treasury pursuant to Section 704(c) of the Code, Net Profits and Net Losses with respect to property contributed to the Partnership by a Partner will be shared among Partners so as to take into account the variation between the adjusted basis of the property to the Partnership for federal income tax purposes and its fair market value at the time of contribution. The General Partner will have the power to make such elections, adopt such conventions, and allocate Net Profits and Net Losses as they deem appropriate to comply with Section 704(c) of the Code and any Regulations promulgated thereunder and to preserve, to the extent possible, uniformity of the Units. Any items allocated

Appendix II

under this Section 14 will not be debited or credited to Capital Accounts to the extent that item is already taken into account (upon formation or otherwise) in determining said Capital Account.
     B. In the event the Book Value of any Partnership asset is adjusted pursuant to Regulations upon the occurrence of a Revaluation Event, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between adjusted tax basis of such asset to the Partnership for federal income tax purposes and its fair market value immediately after the adjustment in the same manner as under Code Section 704(c) and the Regulations thereunder.
     C. Any elections or other decisions related to Partnership tax allocations pursuant to this Section 14 will be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Partnership tax allocations pursuant to this Section 14 are solely for purposes of federal, state and local income taxes and will not affect, or in any way be taken into account in computing, any Capital Account or distributive share of the Partnership’s profit or loss (or any item thereof), or Partnership Distributions to any of the Partners under this Agreement. Except as provided in Section 12 hereof, the General Partner will, in its sole discretion, determine whether or not the Partnership should make a Section 754 election with respect to the transfer of Units or the Distribution of Property.
     D. Notwithstanding the other provisions of this Agreement, unless otherwise agreed to by the Partners, the Partners will not be allocated Net Losses in any taxable year that would cause or increase a deficit in a Partner’s Capital Account as of the end of such taxable year, after adjusting such Capital Account by increasing it by the sum of the amounts such Partner is unconditionally obligated to contribute pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations and the amount of such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain and reduced by the items described in Reg. 1.704-1(b)(2)(ii)(4), (5) and (6).
     E To the extent permitted by Regulations § 1.704-2(h)(3), the Partners will endeavor to treat distributions of Cash Available for Distribution as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.
     16. Other Allocation Rules.
     A. Upon the Transfer of a Unit, Net Profit and Net Loss attributable to the transferred Unit will, for federal income tax purposes, be allocated to the owners of such Unit on the basis of the Net Profit or Net Loss for each month that such Person was the owner of such Unit, determined on an interim closing of the books method. The General Partner may revise, alter, or otherwise modify the method of allocation as he/she/it determines necessary to comply with Section 706 of the Code and Regulations or rulings promulgated thereunder.
     B. If, and to the extent that, any Partner is deemed to recognize income as a result of any transaction between the Partner and the Partnership pursuant to Sections 108, 482, 483, 1272-1274, or 7872, of the Code, or any similar provision now or hereafter in effect, any corresponding resulting loss or deduction of the Partnership will be allocated to the Partner who was charged with that income or loss.

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     C. All tax credits for federal or state income tax purposes will be allocated in the same manner as Net Profits.
     17. Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction requires, each Partner (or such Partners as may be required by the Taxing Jurisdiction) will submit an agreement indicating that the Partner will make timely income tax payments to the Taxing Jurisdiction and that the Partner accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Partner’s income, interest, and penalties assessed on such income. If the Partner fails to provide such agreement, the Partnership may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Partner will be treated as a Distribution for purposes of this Agreement.
     The Partnership may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Partnership and pay the tax, interest and penalties of some or all of the Partners and Assignees on such income to the Taxing Jurisdiction, in which case the Partnership will inform the Partners and Assignees of the amount of such tax, interest and penalties so paid.
     18. Compliance with Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, Distributions will be to the Partners who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations. In the discretion of the Liquidator, a pro rata portion of the Distributions that would otherwise be made to the Partners may instead be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership Property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust will be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.
     19. Deemed Distribution and Recontribution. Notwithstanding any other provision of this Agreement, in the event the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no Liquidation Event has occurred, the Partnership’s Properties will not be liquidated, the Partnership’s liabilities will not be paid or discharged, and the Partnership’s affairs will not be wound up. Instead, the Partnership will be deemed to have contributed the Partnership’s Properties in kind to a new limited partnership in exchange for equity interests therein, which will be deemed to have assumed and taken such assets subject to all Partnership liabilities. Immediately thereafter, the Partnership will be deemed to have distributed the new limited liability partnership interest to the Partners in accordance with their respective Class of Units.
End of Appendix II

Appendix II